Exhibit 99.3

SHIRE PLC

Consolidated financial statements for the three months and six months ended June 30, 2016

ITEM 1: FINANCIAL STATEMENTS

SHIRE PLC

CONSOLIDATED BALANCE SHEETS

(unaudited, in millions except per share amounts)

	June 30,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$693.4	$135.5
Restricted cash	20.0	86.0
Accounts receivable, net	2,412.4	1,201.2
Inventories	5,798.7	635.4
Prepaid expenses and other current assets	733.6	197.4
Total current assets	9,658.1	2,255.5

Non-current assets:
Investments	174.0	50.8
Property, plant and equipment, net	6,596.3	828.1
Goodwill	12,962.4	4,147.8
Intangible assets, net	40,890.3	9,173.3
Deferred tax asset	129.6	121.0
Other non-current assets	309.8	33.3
Total assets	70,720.5	16,609.8
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	3,728.1	2,050.6
Short-term borrowings	2,715.2	1,511.5
Other current liabilities	411.5	144.0
Total current liabilities	6,854.8	3,706.1

Non-current liabilities:
Long-term borrowings	21,312.1	69.9
Deferred tax liability	10,053.8	2,205.9
Other non-current liabilities	2,736.8	798.8
Total liabilities	40,957.5	6,780.7
Commitments and contingencies	-	-

SHIRE PLC

CONSOLIDATED BALANCE SHEETS (continued)

(unaudited, in millions except per share amounts)

	June 30,	December 31,
	2016	2015

Equity:
Common stock of 5p par value; 1,000 million shares authorized; and 906.9 million shares issued and outstanding (2015: 1,000 million shares authorized; and 601.1 million shares issued and outstanding)	81.0	58.9
Additional paid-in capital	24,473.2	4,486.3
Treasury stock: 9.1 million shares (2015: 9.7 million shares)	(302.3)	(320.6)
Accumulated other comprehensive loss	(385.8)	(183.8)
Retained earnings	5,896.9	5,788.3
Total equity	29,763.0	9,829.1
Total liabilities and equity	$70,720.5	$16,609.8

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in millions except per share amounts)

	3 Months Ended June 30,		6 Months Ended June 30,
	2016	2015	2016	2015
Revenues:	_______________	_______________	_______________	_______________
Product sales	$2,322.1	$1,476.2	$3,949.4	$2,899.4
Royalties and other revenues	107.0	81.4	189.0	146.6
Total revenues	2,429.1	1,557.6	4,138.4	3,046.0
Costs and expenses:
Cost of sales	778.1	228.0	1,026.7	455.8
Research and development	294.8	775.9	511.9	969.6
Selling, general and administrative	675.3	496.0	1,150.2	914.3
Integration and acquisition costs	363.0	(212.4)	454.1	(136.7)
Amortization of acquired intangibles	213.0	131.3	347.6	219.6
Reorganization costs	11.0	13.3	14.3	28.5
Gain on sale of product rights	(2.3)	(7.1)	(6.5)	(12.3)
Total operating expenses	2,332.9	1,425.0	3,498.3	2,438.8

Operating income from continuing operations	96.2	132.6	640.1	607.2

Interest income	1.6	0.6	2.6	2.6
Interest expense	(87.2)	(11.3)	(131.9)	(20.9)
Other income/(expense), net	6.0	(2.0)	(2.5)	2.3
Total other expense, net	(79.6)	(12.7)	(131.8)	(16.0)

Income from continuing operations before income taxes and equity in earnings of equity method investees	16.6	119.9	508.3	591.2
Income taxes benefit/(charge)	70.9	44.1	(11.2)	(13.3)

Equity in (losses)/earnings of equity method investees, net of taxes	(0.9)	0.1	(1.0)	(0.9)
Income from continuing operations, net of taxes	86.6	164.1	496.1	577.0
Loss from discontinued operations, net of taxes[1]	(248.7)	(4.5)	(239.2)	(7.0)
Net (loss)/income	$(162.1)	$159.6	$256.9	$570.0

SHIRE PLC

CONSOLIDATED STATEMENTS OF OPERATIONS (continued)

(unaudited, in millions except per share amounts)

	3 Months Ended June 30,		6 Months Ended June 30,
	2016	2015	2016	2015
(Loss)/earnings per ordinary share - basic

Earnings from continuing operations	$0.12	$0.28	$0.78	$0.98
Loss from discontinued operations	$(0.36)	$(0.01)	$(0.38)	$(0.01)

(Loss)/earnings per ordinary share - basic	$(0.24)	$0.27	$0.40	$0.97
(Loss)/earnings per ordinary share - diluted

Earnings from continuing operations	$0.12	$0.28	$0.77	$0.97
Loss from discontinued operations	$(0.36)	$(0.01)	$(0.37)	$(0.01)
(Loss)/earnings per ordinary share - diluted	$(0.24)	$0.27	$0.40	$0.96

Cash dividends declared and paid per ordinary share	$0.22	$0.19	$0.22	$0.19

Weighted average number of ordinary shares:
Basic	682.8	590.5	637.3	589.8
Diluted	682.8	593.2	640.1	593.0

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(unaudited, in millions)

	3 Months Ended June 30,		6 Months Ended June 30,
	2016	2015	2016	2015
Net (loss)/income	$(162.1)	$159.6	$256.9	$570.0
Other comprehensive(loss)/income:
Foreign currency translation adjustments	(220.2)	46.2	(195.5)	(83.3)

Unrealized (loss)/gain on available-for-sale securities (net of tax benefit of $1.4 for both the three and six months ended June 30, 2016 and $nil for both the three and six months ended June 30, 2015)	(4.4)	2.6	(4.7)	3.3

Hedging activities, net of tax benefit of $1.6 for both the three and six months ended June 30, 2016, respectively and $nil for both the three and six months ended June 30, 2015	(1.8)	-	(1.8)	-
Comprehensive (loss)/income	$(388.5)	$208.4	$54.9	$490.0

The components of accumulated other comprehensive loss as of June 30, 2016 and December 31, 2015 are as follows:

	June 30,	December 31,
	2016	2015
Foreign currency translation adjustments	$(377.6)	$(182.1)
Unrealized holding loss on available-for-sale securities, net of taxes	(6.4)	(1.7)
Hedging activities, net of taxes	(1.8)	-
Accumulated other comprehensive loss	$(385.8)	$(183.8)

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

(unaudited, in millions)

	Common stock number of shares	Common stock	Additional paid-in capital	Treasury stock	Accumulated other comprehensive loss	Retained earnings	Total equity
As of January 1, 2016	601.1	$58.9	$4,486.3	$(320.6)	$(183.8)	$5,788.3	$9,829.1
Net income	-	-	-	-	-	256.9	256.9
Other comprehensive loss net of tax	-	-	-	-	(202.0)	-	(202.0)
Options exercised	0.6	0.1	10.7	-	-	-	10.8
Share-based compensation	-	-	194.8	-	-	-	194.8
Tax benefit associated with exercise of stock options	-	-	3.8	-	-	-	3.8
Shares released by employee benefit trust to satisfy exercise of stock options	-	-	-	18.3	-	(18.1)	0.2
Shares issued for the acquisition of Baxalta	305.2	22.0	19,777.6	-	-	-	19,799.6
Dividends	-	-	-	-	-	(130.2)	(130.2)
As of June 30, 2016	906.9	$81.0	$24,473.2	$(302.3)	$(385.8)	$5,896.9	$29,763.0

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in millions)

	6 Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$256.9	$570.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	429.8	291.8
Share-based compensation	194.8	44.3
Change in fair value of contingent consideration	(45.0)	(255.7)
Impairment of intangible assets	8.9	523.3
Amortization of inventory fair value step-up	293.5	16.3
Changes in deferred taxes	(329.2)	(79.4)
Other, net	32.5	(0.3)

Changes in operating assets and liabilities
Increase in accounts receivable	(181.0)	(84.9)
Increase in sales deduction accruals	66.4	37.3
Increase in inventory	(116.4)	(37.4)
Decrease in prepayments and other assets	26.5	28.4
Increase/(decrease) in accounts and notes payable and other liabilities	342.7	(39.8)

Net cash provided by operating activities	980.4	1,013.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Movements in restricted cash	67.2	(19.5)
Purchases of businesses, net of cash acquired	(17,476.2)	(5,249.2)
Purchases of non-current investments and PP&E	(179.1)	(44.7)
Proceeds from short-term investments	-	67.0
Proceeds from sale of product rights	5.6	8.8
Proceeds from disposal of non-current investments	-	4.4
Other, net	(2.3)	(0.9)

Net cash used in investing activities	(17,584.8)	(5,234.1)

SHIRE PLC

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(unaudited, in millions)

	6 Months Ended June 30,
	2016	2015
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	18,895.0	2,925.6
Repayment of revolving line of credit, long term and short term borrowings	(1,500.3)	(1,530.9)
Payment of dividend	(130.2)	(110.2)
Excess tax benefit associated with exercise of stock options	5.1	27.0
Debt issuance costs	(112.3)	(3.7)
Contingent consideration payments	(4.2)	(4.5)
Other, net	11.1	(0.8)
Net cash provided by financing activities	17,164.2	1,302.5
Effect of foreign exchange rate changes on cash and cash equivalents	(1.9)	(0.7)
Net increase/(decrease) in cash and cash equivalents	557.9	(2,918.4)
Cash and cash equivalents at beginning of period	135.5	2,982.4
Cash and cash equivalents at end of period	$693.4	$64.0

Supplemental information associated with continuing
operations:

	6 Months Ended June 30,
	2016	2015

Interest paid	(111.4)	(9.9)
Income taxes (paid)/repaid, net	(253.7)	-

The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

SHIRE PLC

NOTES TO THE UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

Basis of Presentation

These interim financial statements of Shire plc and its subsidiaries (collectively “Shire” or the “Company”) are unaudited. They have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The balance sheet as of December 31, 2015 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP.

These interim Unaudited Consolidated Financial Statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC on February 23, 2016 (the “Shire 2015 Form 10-K”).

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted from these interim financial statements. However, these interim financial statements include all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary to fairly state the results of the interim period and the Company believes that the disclosures are adequate to make the information presented not misleading. Interim results are not necessarily indicative of results to be expected for the full year.

On June 3, 2016, the Company completed its acquisition of Baxalta Incorporated (“Baxalta”) for $32.4 billion, representing the preliminary fair value of purchase consideration. The Company’s Unaudited Consolidated Financial Statements include the results of Baxalta from the date of acquisition. For further details regarding the acquisition, please refer to Note 2, Business Combinations of these Unaudited Consolidated Financial Statements.

During the second quarter of 2016, due to the Baxalta acquisition, the Company concluded that it was appropriate to reclassify the Amortization of Acquired Intangibles from the Selling, General and Administrative line item on the Unaudited Consolidated Statements of Operations.  Accordingly, the Company reclassified the Amortization of Acquired Intangibles from the Selling, General and Administrative line item in comparative periods to conform to the current classification.

Use of Estimates

The preparation of financial statements, in conformity with U.S. GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity, revenues and expenses, and related disclosure of contingent assets and liabilities. Estimates and assumptions are primarily made in relation to the valuation of intangible assets, sales deductions, income taxes (including provisions for uncertain tax positions and the realization of deferred tax assets), provisions for litigation and legal proceedings, measurement of pension and other post-employment plan obligations and net periodic benefit cost, contingent consideration receivable from product divestments and contingent consideration payable in respect of business combinations and asset purchases and valuation of other assets and liabilities acquired in business combinations. On an on-going basis the Company evaluates its estimates, judgments and methodologies. Actual results may differ from these estimates under different assumptions or conditions.

Accounting Policy Updates

The Company’s significant accounting policies are discussed in Shire’s most recent Annual Report on Form 10-K. The following significant accounting policies have been updated as a result of the Baxalta acquisition.

Financial instruments - derivatives

The Company uses derivative financial instruments to manage its exposure to foreign exchange risk to earnings relating to forecasted transactions and recognized assets and liabilities. The Company has assumed derivatives related to the Baxalta acquisition and has elected to apply hedge accounting for certain derivatives.

For each derivative instrument that is designated and effective as a cash flow hedge, the gain or loss on the derivative is recorded in Accumulated Other Comprehensive Income (“AOCI”) and then recognized in earnings consistent with the underlying hedged item. Cash flow hedges are classified in revenues, cost of sales, interest expense, and primarily relate to forecasted third-party sales denominated in foreign currencies, forecasted intercompany sales denominated in foreign currencies, and anticipated issuances of debt.

For each derivative instrument that is designated and effective as a fair value hedge, the gain or loss on the derivative is recognized immediately to earnings, and offsets the loss or gain on the underlying hedged item. Fair value hedges are classified in interest income and interest expense, as they hedge the interest rate risk associated with certain of the Company’s fixed-rate debt.

The Company uses forward contracts to hedge earnings from the effects of foreign exchange relating to certain of the Company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments generally are not formally designated as hedges and the terms of these instruments generally do not exceed three months. The fair values of these instruments are included on the balance sheet in current assets / liabilities, with changes in the fair value recognized in the Consolidated Statements of Operations. The cash flows relating to these instruments are presented within net cash provided by operating activities in the consolidated statement of cash flows, unless the derivative instruments are economically hedging specific investing or financing activities.

New Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that the Company adopts as of the specified effective date. Unless otherwise discussed below, the Company does not believe that the impact of recently issued standards that are not yet effective will have a material impact on the Company’s financial position or results of operations upon adoption.

Adopted during the current period

Reporting requirements for development stage entities

In June 2014, the FASB simplified the existing guidance for development stage entities by removing all incremental financial reporting requirements and the exception available for development stage entities when determining whether the development stage entity is a variable interest entity. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage. Shire adopted this guidance as of January 1, 2016 with prospective application. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

Debt Issuance Costs

In April 2015, the FASB issued a new standard that requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. In August 2015, the FASB issued additional guidance which clarified that debt issuance costs related to line-of-credit arrangements can be presented in the balance sheet as an asset and amortized over the term of the line-of-credit arrangement. The recognition and measurement guidance for debt issuance costs were not affected by these amendments.

Shire adopted this guidance as of January 1, 2016 with retroactive application. The Short-term borrowings and Long-term borrowings line items in the Consolidated Balance Sheets and related footnote disclosures for all periods presented have been adjusted. The adoption of this guidance did not impact the Company’s results of operations or cash flows.

Cloud Computing Arrangement

In April 2015, the FASB issued guidance to simplify the accounting for fees paid in a cloud computing arrangement. Under the standard, if a cloud computing arrangement includes a software license, then the software license element of the arrangement should be accounted for consistent with the acquisition of other software licenses. If a cloud computing arrangement does not include a software license, the arrangement should be accounted for as a service contract. Shire adopted this guidance as of January 1, 2016 with prospective application. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

Measurement-Period Adjustments

In September 2015, the FASB issued guidance to simplify the accounting for adjustments related to business combinations arising within one year of the acquisition. The new standard requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined and record the effect on earnings of those changes as if the accounting had been completed at the acquisition date, and sets forth new disclosure requirements related to the adjustments. Shire adopted this guidance as of January 1, 2016 with prospective application. The adoption of this guidance did not impact the Company’s consolidated financial position, results of operations or cash flows.

To be adopted in future periods

Revenue from Contracts with Customers

In May 2014, the FASB issued new accounting guidance for recognizing revenue from contracts with customers. This new standard supersedes all existing revenue recognition requirements, including most industry-specific guidance. The new standard requires a company to recognize revenue when it transfers goods or services to customers in an amount that reflects the consideration that the company expects to receive for those goods or services. The new standard also requires additional qualitative and quantitative disclosures.

In August 2015, the FASB issued additional guidance that delayed the effective date of the new standard from January 1, 2017 to January 1, 2018. The FASB also agreed to allow entities to choose to adopt the standard as of the original effective date.

In March 2016, the FASB issued additional guidance on when and how much revenue to recognize when another party (an agent), along with the entity, is involved in providing a good or a service to a customer.

In April 2016, the FASB issued additional guidance on accounting for licenses of intellectual property and identifying performance obligations.

In May 2016, the FASB issued additional guidance on assessing collectability, presentation of sales taxes, noncash consideration, and completed contracts and contract modifications.

In May 2016, the FASB rescinded several SEC Staff Announcements that are codified in ASC 605, including, among other items, guidance relating to accounting for shipping and handling fees and freight services.

The Company is currently evaluating the method of adoption and the potential impact on its financial position and results of operations of adopting this guidance.

Inventory

In July 2015, the FASB issued new guidance which requires an entity to measure inventory at the lower of cost and net realizable value. Net realizable value is defined as the estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation. This standard is effective for the Company as of January 1, 2017. Early adoption is permitted. The Company is currently evaluating the potential impact on its financial position and results of operations of adopting this guidance.

Financial Instrument Accounting

In January 2016, the FASB issued an update which involves several aspects of the accounting for the recognition and measurement of certain equity investments. This update impacts all non-equity method investments and has consequences on related deferred income tax valuation allowances and certain financial statement related presentation and disclosure requirements. These amendments are effective for the Company as of January 1, 2018. Early adoption is not permitted. The Company is currently evaluating the method of adoption and the potential impact on its financial position and results of operations of adopting this guidance.

Leases

In February 2016, the FASB issued new accounting guidance that will require the recognition of all lease assets and lease liabilities by lessees and sets forth new disclosure requirements for those lease assets and liabilities. The standard requires lessees to recognize right-of-use assets and lease liabilities on the balance sheet using a modified retrospective approach at the beginning of the earliest comparative period in the financial statements. This standard is effective for the Company as of January 1, 2019. Early adoption is permitted. The Company is currently evaluating the potential impact on its financial position and results of operations of adopting this guidance.

Share-Based Payment Accounting

In March 2016, the FASB issued an update which involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. These amendments are effective for the Company as of January 1, 2017. Early adoption is permitted. The Company is currently evaluating the method of adoption and the potential impact on its financial position and results of operations of adopting this guidance.

2.	Business Combinations

Combination with Baxalta

On June 3, 2016, Shire acquired all of the outstanding common stock of Baxalta for $18.00 per share in cash and 0.1482 Shire American Depository Shares (“ADSs”) per Baxalta share, or if a former Baxalta shareholder properly elected, 0.4446 Shire ordinary shares per Baxalta share.

Baxalta was a global biopharmaceutical company that focused on developing, manufacturing and commercializing therapies for orphan diseases and underserved conditions in hematology, oncology and immunology.

The preliminary fair value of the purchase price consideration consisted of the following:

Estimated Fair Value
(in millions)	___________________
Cash paid to shareholders	$12,366.7
Fair value of stock issued to shareholders	19,353.2
Fair value of partially vested stock options and RSUs assumed	497.6
Contingent consideration payable	166.0
Total Purchase Consideration	$32,383.5

The acquisition of Baxalta was accounted for as a business combination using the acquisition method. Shire issued 305.2 million shares to former Baxalta shareholders at the date of the acquisition. For a more detailed description of the fair value of the partially vested stock options and RSUs assumed, please see Note 21, Share based compensation plans, to these Unaudited Consolidated Financial Statements.

The assets acquired and the liabilities assumed from Baxalta have been recorded at their preliminary fair value as of June 3, 2016, the date of acquisition. The Company’s Unaudited Consolidated Financial Statements included the results of Baxalta from the date of acquisition. The amount of Baxalta’s post-acquisition revenues and pre-tax loss included in the Company’s Unaudited Consolidated Statements of Operations for both the three and six months ended June 30, 2016 is $580.3 million and $419.8 million respectively. The pre-tax loss in both the three months and six months ended June 30, 2016 includes charges for the unwind of inventory fair value adjustments of $266.0 million, intangible asset amortization of $74.1 million and acquisition and integration costs of $272.9 million.

The Company's preliminary allocation of the purchase price to the assets acquired and liabilities assumed as of the acquisition date is outlined below.

(in millions)	Preliminary fair value

ASSETS
Current assets:
Cash and cash equivalents	$583.2
Accounts receivable, net	1,382.8
Inventories	5,341.1
Other current assets	362.2
Total current assets	7,669.3

Non-current assets:
Property, plant and equipment, net	5,687.7
Investments	128.2
Goodwill	6,106.4
Other intangible assets, net
- Currently marketed products	24,550.0
- In-Process Research and Development (“IPR&D”)	2,940.0
- Contract based arrangements	72.2
Other non-current assets	103.3
Total assets	47,257.1

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	1,509.5
Other current liabilities	15.4

Non-current liabilities:
Assumed indebtedness	5,424.9
Deferred tax liability	6,831.7
Other non-current liabilities	1,092.1
Total liabilities	14,873.6

Preliminary fair value of identifiable assets acquired and liabilities assumed	$32,383.5
Consideration
Preliminary fair value of purchase consideration	$32,383.5

The Company is currently completing its evaluation of information, assumptions and valuation methodologies it used in its preliminary fair value of the purchase price consideration.

The purchase price allocation is preliminary pending final determination of the fair values of certain assets and liabilities. As of June 30, 2016, certain items related to the fair values of prepaid assets, inventories, intangible assets, property plant and equipment (“PP&E”), deferred rent, deferred revenue, and current and deferred taxes have not been finalized and may be subject to change as additional information is received and certain tax returns are finalized. The finalization of these matters may result in changes to goodwill and these changes may be material. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.

Intangible Assets

The fair value of the identifiable intangible assets has been estimated using an income approach, which is a valuation technique that provides an estimate of the fair value of an asset based on market participant expectations of the incremental after tax cash flows an asset would generate over its remaining useful life.

Other intangible assets totaling $24,550.0 million relate to intellectual property (“IP”) rights acquired for Baxalta’s currently marketed products. The estimated useful life of the currently marketed products intangible assets range from 11 to 38 years (weighted average 30 years), with amortization being recorded on a straight line basis.

IPR&D intangible assets totaling $2,940.0 million represent the value assigned to R&D projects acquired. The IPR&D intangible assets are capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project and launch of the product, the Company will make a separate determination of the estimated useful life of the IPR&D intangible asset and the related amortization will be recorded as an expense over the estimated useful life.

Some of the more significant assumptions inherent in the development of those asset valuations include the estimated net cash flows for each year for each asset or product (including net revenues, cost of sales, R&D costs, selling and marketing costs, working capital/asset contributory asset charges and other cash flow assumptions), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, competitive trends impacting the asset and each cash flow stream as well as other factors.

The discount rate used to arrive at the present value at the acquisition date of IPR&D intangible ranged from 10.0% to 11.0% to reflect the internal rate of return and incremental commercial uncertainty in the cash flow projections. No assurances can be given that the underlying assumptions used to prepare the discounted cash flow analysis will not change. For these and other reasons, actual results may vary significantly from estimated results.

Goodwill

Goodwill of $6,106.4 million, which is not deductible for tax purposes, includes the expected synergies that will result from combining the operations of Baxalta with Shire, particularly those synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; the value of the assembled workforce; and impacted by establishing a deferred tax liability for the acquired identifiable intangible assets which have no tax basis.

In the three and six months ended June 30, 2016 the Company expensed $414.5 million and $442.3 million, respectively, relating to the acquisition and integration of Baxalta, which have been recorded within Integration and acquisition costs in the Company’s Unaudited Consolidated Statements of Operations.

Contingent Consideration

The Company acquired certain contingent obligations classified as contingent consideration related to Baxalta’s historical business combinations. Additional consideration is conditionally due upon the achievement of certain milestones related to the development, regulatory, first commercial sale and other sales milestones, which could total up to approximately $1.5 billion. The Company may also pay royalties based on certain product sales. The Company estimated the fair value of the contingent consideration acquired to be $166.0 million using a probability weighting approach that considered the possible outcomes based on assumptions related to the timing and probability of the product launch date, discount rates matched to the timing of first payment, and probability of success rates and discount adjustments on the related cash flows.

Retirement plans

The Company acquired pension plans as part of the acquisition of Baxalta, including defined benefit and post-retirement pension plans in the United States and foreign jurisdictions which had a net liability balance of $610.4 million. As of June 3, 2016, the Baxalta defined benefit pension plans had assets with a fair value of $358.5 million.

Supplemental disclosure of pro forma information

The following unaudited pro forma financial information presents the combined results of the operations of Shire and Baxalta as if the acquisitions of Baxalta had occurred as of January 1, 2015. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations actually would have been had the respective acquisitions been completed at the date indicated. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

	3 Months Ended June 30,		6 Months Ended June 30,
	2016	2015	2016	2015
(in millions)
Revenues	$3,484.1	$2,986.6	$6,741.4	$5,836.0

Net income/(loss) from continuing operations	716.0	(401.4)	1,177.3	(976.1)

Per share amounts:
Net income/(loss) from continuing operations per share - basic	$0.81	$(0.45)	$1.33	$(1.09)

Net income/(loss) from continuing operations per share - diluted	$0.81	$(0.45)	$1.32	$(1.09)

The unaudited pro forma financial information above reflects the following pro forma adjustments:

(i)	an adjustment to increase net income for the three and six months ended June 30, 2016 (by $361.6 million and $400.9 million, respectively) to eliminate acquisition related costs incurred by Shire and Baxalta and a corresponding decrease in net income for the six months ended June 30, 2015 by $400.9 million to give effect to the acquisition of Baxalta as if it had occurred on January 1, 2015;

(ii)	an adjustment to decrease net income for the three and six months ended June 30, 2015 (by $600.7 million and $1,201.3 million, respectively) to reflect amortization of the fair value adjustments for inventory as inventory is sold and a corresponding increase in net income by $206.4 million for both the three and six months ended June 30, 2016;

(iii)	an adjustment to increase amortization expense for the three and six months ended June 30, 2016 (by $46.8 million and $201.0 million, respectively) and for the three and six months ended to June 30, 2015 (by $166.7 million and $333.4 million respectively), related to the identifiable intangible assets acquired;

(iv)	an adjustment for the three and six months ended June 30, 2015 (by $87.4 million and $174.0 million, respectively) and for the three and six months ended June 30, 2016 (by $42.5 million and $59.0 million respectively) primarily related to the additional interest expense associated with the debt incurred to partially fund the acquisition of Baxalta and the amortization of related deferred debt issuance costs; and

(v)	an adjustment to decrease depreciation expense for the three and six months ended June 30, 2015 ($5.2 million and $10.5 million, respectively) and for the three and six months ended June 30, 2016 ($3.5 million and $8.7 million respectively) related to the fair value adjustment to property, plant and equipment acquired.

The adjustments above are stated net of their tax effects, where applicable.

Acquisition of Dyax

On January 22, 2016, Shire acquired all of the outstanding common stock of Dyax for $37.30 per share in cash. Under the terms of the merger agreement, former Dyax shareholders may receive additional value through a non-tradable contingent value right worth $4.00 per share, payable generally upon U.S. Food and Drug Administration (“FDA”) approval of SHP643 (formerly DX-2930) in Hereditary Angioedema (“HAE”).

Dyax was a publicly-traded, Massachusetts-based rare disease biopharmaceutical company primarily focused on the development of plasma kallikrein (“pKal”) inhibitors for the treatment of HAE. Dyax’s most advanced clinical program was SHP643, a Phase 3 program with the potential for improved efficacy and convenience for HAE patients. SHP643 has received Fast Track, Breakthrough Therapy, and Orphan Drug Designations by the FDA and has also received Orphan Drug status in the EU. Dyax’s sole marketed product, KALBITOR, is a pKal inhibitor for the treatment of acute attacks of HAE in patients 12 years of age and older.

The acquisition of Dyax was accounted for as a business combination using the acquisition method. The preliminary acquisition-date fair value consideration was $6,330.0 million, comprising cash paid on closing of $5,934.0 million and the preliminary fair value of the contingent value right of $396.0 million (maximum payable $646.0 million). The assets acquired and the liabilities assumed from Dyax have been recorded at their preliminary fair value as of January 22, 2016, the date of acquisition. The Company’s Unaudited Consolidated Financial Statements include the results of Dyax as of January 22, 2016.

The amount of Dyax’s post-acquisition revenues and pre-tax losses included in the Company’s Unaudited Consolidated Statements of Operations for the three months ended June 30, 2016 were $24.0 million and $131.9 million, respectively. The pre-tax loss includes charges on the unwind of inventory fair value adjustments of $1.5 million, intangible assets amortization of $8.0 million and integration costs of $9.3 million.

The amount of Dyax’s post-acquisition revenues and pre-tax losses included in the Company’s Unaudited Consolidated Statements of Operations for the six months ended June 30, 2016 were $34.6 million and $186.4 million, respectively. The pre-tax loss includes charges on the unwind of inventory fair value adjustments of $2.6 million, intangible assets amortization of $14.0 million and integration costs of $30.3 million.

In the second quarter of 2016, we adjusted our preliminary valuation and allocation of purchase price consideration. The adjustment, which was not material, decreased goodwill and deferred tax liabilities. The revised preliminary allocation of the total purchase price is as follows:

(in millions)	Fair value

ASSETS
Current assets:
Cash and cash equivalents	$241.2
Accounts receivable, net	13.3
Inventories	20.2
Other current assets	8.1
Total current assets	282.8

Non-current assets:
Property, plant and equipment, net	5.8
Goodwill	2,727.9
Other intangible assets, net
- Currently marketed products	135.0
-IPR&D	4,100.0

- Contract based royalty arrangements	425.0
Other non-current assets	28.3
Total assets	7,704.8

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable and accrued expenses	30.0
Other current liabilities	1.7

Non-current liabilities:
Deferred tax liability	1,341.7
Other non-current liabilities	1.4
Total liabilities	1,374.8

Preliminary fair value of identifiable assets acquired and liabilities assumed	$6,330.0
Consideration
Preliminary fair value of purchase consideration	$6,330.0

The purchase price allocation is preliminary pending final determination of the fair values of certain assets and liabilities. In particular, the fair values of inventories, intangible assets and current and deferred taxes are preliminary pending receipt of the final valuations for those items. The final determination of these fair values will be completed as soon as possible but no later than one year from the acquisition date.

Currently marketed products

Other intangible assets totaling $135.0 million relate to intellectual property rights acquired for Dyax’s currently marketed product, KALBITOR. The fair value of the currently marketed product has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to KALBITOR.

The estimated useful life of the KALBITOR intangible asset is 18 years, with amortization being recorded on a straight-line basis.

IPR&D

The IPR&D asset of $4,100.0 million relates to Dyax’s clinical program SHP643, a Phase 3 program with the potential for improved efficacy and convenience for HAE patients. The IPR&D intangible assets are capitalized and accounted for as indefinite-lived intangible assets and will be subject to impairment testing until completion or abandonment of the projects. The fair value of this IPR&D asset was estimated based on an income approach, using the present value of incremental after tax cash flows expected to be generated by this development project. The estimated cash flows have been probability adjusted to take into account the development stage of completion and the remaining risks and uncertainties surrounding the future development and commercialization.

The valuation of IPR&D has been based on information available at the time of the acquisition (and information obtained during the measurement period) and on expectations and assumptions that (i) have been deemed reasonable by the Company's management and (ii) are based on information, expectations and assumptions that would be available to a market participant.

The estimated probability adjusted after tax cash flows used to estimate the fair value of other intangible assets have been discounted at 9%.

Royalty rights

Other intangible assets totaling $425.0 million relate to royalty rights arising from licensing agreements of a portfolio of product candidates. This portfolio includes two approved products, marketed by Eli Lilly & Company, and various development-stage products. Multiple product candidates with other pharmaceutical companies are in various stages of clinical development for which the Company is eligible to receive future royalties and/or milestone payments.

The fair value of these royalty rights is preliminary and has been estimated using an income approach, based on the present value of incremental after-tax cash flows attributable to each royalty right.

The estimated useful lives of these royalty rights range from seven to nine years (weighted average eight years), with amortization being recorded on a straight-line basis.

Goodwill

Goodwill of $2,727.9 million, which is not deductible for tax purposes, includes the expected synergies that will result from combining the operations of Dyax with Shire, particularly those synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; the value of the assembled workforce; and impacted by establishing a deferred tax liability for the acquired identifiable intangible assets which have no tax basis.

For the three and six months ended June 30, 2016 the Company expensed $2.0 million and $53.7 million, respectively, relating to the acquisition and integration of Dyax, which have been recorded within Integration and acquisition costs in the Company’s Unaudited Consolidated Statements of Operations.

Supplemental disclosure of pro forma information

The following unaudited pro forma financial information presents the combined results of the operations of Shire and Dyax as if the acquisitions of Dyax had occurred as of January 1, 2015. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations actually would have been had the respective acquisitions been completed at the date indicated. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

	3 Months Ended June 30,		6 Months Ended June 30,
(in millions)	2016	2015	2016	2015

Revenues	$2,429.1	$1,584.0	$4,144.3	$3,092.8

Net income from continuing operations	88.6	128.3	490.2	406.3

Per share amounts:
Net income from continuing operations per share - basic	$0.13	$0.22	$0.77	$0.69

Net income from continuing operations per share - diluted	$0.13	$0.22	$0.77	$0.69

The unaudited pro forma financial information above reflects the following pro forma adjustments:

(i)	an adjustment to increase net income for the three and six months ended June 30, 2016 (by approximately $2.0 million and $101.2 million, respectively) to eliminate acquisition related costs incurred by Shire and Dyax and a corresponding decrease in net income for the six months ended June 30, 2015 by approximately $101.2 million to give effect to the acquisition of Dyax as if it had occurred on January 1, 2015;

(ii)	an adjustment to decrease net income for the three and six months ended June 30, 2015 of $1.6 million and $2.3 million, respectively, to reflect amortization of the fair value adjustments for inventory as inventory is sold;

(iii)	an adjustment to increase amortization expense for the three and six months ended June 30, 2015 of $5.4 million and $10.8 million, respectively, and $1.3 million for the six months ended June 30, 2016 related to the identifiable intangible assets acquired; and

(iv)	an adjustment to record interest expense for the three and six months ended June 30, 2015 of $20.4 million and $40.8 million, respectively associated with the debt incurred to partially fund the acquisition of Dyax and the amortization of related deferred debt issuance costs.

The adjustments above are stated net of their tax effects, where applicable.

Acquisition of NPS

On February 21, 2015, Shire completed its acquisition of all of the outstanding common stock of NPS. As of the acquisition date, fair value of the cash consideration paid on closing was $5,220 million.

The acquisition of NPS added GATTEX/REVESTIVE and NATPARA/NATPAR to Shire’s portfolio of currently marketed products. GATTEX/REVESTIVE is approved in the U.S. and EU for the treatment of adults with short bowel syndrome (“SBS”) who are dependent on parenteral support, a rare and potentially fatal gastrointestinal disorder. NATPARA/NATPAR is approved in the U.S. and indicated as an adjunct to calcium and vitamin D to control hypocalcemia in patients with hypoparathyroidism (“HPT”), who are not well controlled on calcium and vitamin D alone, a rare endocrine disease.

The acquisition of NPS was accounted for as a business combination using the acquisition method. The assets acquired and the liabilities assumed from NPS have been recorded at their estimated fair values at the date of acquisition, February 21, 2015. The Company’s Unaudited Consolidated Financial Statements include the results of NPS from February 21, 2015.

The purchase price allocation for the acquisition of NPS was finalized in the fourth quarter of 2015. The Company’s allocation of the purchase price to the estimated fair value of assets acquired and liabilities assumed is outlined below:

Fair value
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$41.6
Short-term investments	67.0
Accounts receivable	33.4
Inventories	89.4
Other current assets	11.1
Total current assets	242.5

Non-current assets:
Property, plant and equipment, net	4.8
Goodwill	1,551.0
Other intangible assets
- Currently marketed products	4,640.0
- Royalty rights (categorized as "Other amortized intangible assets" )	353.0
Total assets	6,791.3

LIABILITIES

Current liabilities:
Accounts payable and other current liabilities	75.7
Short-term debt	27.4

Non-current liabilities:
Long-term debt, less current portion	78.9
Deferred tax liabilities	1,385.2
Other non-current liabilities	4.5
Total liabilities	1,571.7

Fair value of identifiable assets acquired and liabilities assumed	$5,219.6

Consideration	_______________
Cash consideration paid	$5,219.6

Currently marketed products

Other intangible assets totaling $4,640.0 million relate to intellectual property rights of NATPARA/NATPAR and GATTEX/REVESTIVE. The estimated fair value of the currently marketed products has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each separately identifiable intangible asset.

The estimated useful lives of the NATPARA/NATPAR and GATTEX/REVESTIVE intangible assets are 24 years, with amortization being recorded on a straight-line basis.

Royalty rights

Other intangible assets totaling $353.0 million relate to the royalty rights arising from the collaboration agreements with Amgen Inc (“Amgen”), Janssen Pharmaceutica N.V. (“Janssen”) and Kyowa Hakko Kirin Co. Ltd (“Kyowa Hakko Kirin”). Amgen markets cinacalcet HCl as Sensipar in the U.S. and as Mimpara in the EU; Janssen markets tapentadol as Nucynta in the U.S.; and Kyowa Hakko Kirin markets cinacalcet HCI as Regpara in Japan, Hong Kong, Malaysia, Macau, Singapore, and Taiwan. NPS is entitled to royalties from the net sales of these products.

The fair value of these royalty rights has been estimated using an income approach, based on the present value of incremental after tax cash flows attributable to each royalty right.

The estimated useful lives of these royalty rights range from four to five years (weighted average four years) with amortization being recorded on a straight-line basis.

Goodwill

Goodwill of $1,551.0 million, which is not deductible for tax purposes, includes the expected synergies that will result from combining the operations of NPS with the operations of Shire; particularly those synergies expected to be realized due to Shire’s structure; intangible assets that do not qualify for separate recognition at the time of the acquisition; the value of the assembled workforce; and impacted by establishing a deferred tax liability for the acquired identifiable intangible assets which have no tax basis.

Supplemental disclosure of pro forma information

The following unaudited pro forma financial information presents the combined results of the operations of Shire and NPS as if the acquisitions of NPS had occurred as of January 1, 2014. The unaudited pro forma financial information is not necessarily indicative of what the consolidated results of operations actually would have been had the respective acquisitions been completed at the date indicated. In addition, the unaudited pro forma financial information does not purport to project the future results of operations of the combined Company.

	3 Months Ended June 30,	6 Months Ended June 30,
	2015	2015
(in millions)
Revenues	1,557.6	3,075.9

Net income from continuing operations	167.8	526.6

Per share amounts:
Net income from continuing operations per share - basic	$0.28	$0.96

Net income from continuing operations per share - diluted	$0.28	$0.95

The unaudited pro forma financial information above reflects the following pro forma adjustments:

(i)	an adjustment to increase net income for the three and six months ended June 30, 2015 (by approximately $0.4 million and $106.8 million, respectively) to eliminate acquisition related costs incurred by Shire and NPS;

(ii)	an adjustment to increase net income by $3.1 million and $9.2 million for the three and six months ended June 30, 2015 respectively, to reflect charges on the unwind of inventory fair value adjustments as acquisition date inventory is sold; and

(iii)	an adjustment to increase amortization expense for the three and six months ended June 30, 2015 (by approximately $nil and $21.1 million respectively), related to the identifiable intangible assets acquired.

The adjustments above are stated net of their tax effects, where applicable.

3.	Collaborative and other licensing arrangements

The Company is party to certain collaborative or licensing arrangements. In some of these arrangements, Shire and the licensee are both actively involved in the development and commercialization of the licensed product and have exposure to risks and rewards dependent on its commercial success.

Out-licensing arrangements

The Company has entered into various collaborative and licensing arrangements where it has licensed certain product or intellectual property rights for consideration such as up-front payments, development milestones, sales milestones and/or royalty payments. Under the terms of these collaborative and licensing arrangements, the Company may receive development milestone payments up to an aggregate amount of $32.0 million and sales milestones up to an aggregate amount of $42.7 million. The receipt of these substantive milestones is uncertain and contingent on the achievement of certain development milestones or the achievement of a specified level of annual net sales by the licensee. In the six months ended June 30, 2016, the Company received cash related to up-front and milestone payments of $0.5 million (2015: $12.6 million). No amount was received in either of the three months ended June 30, 2016 or 2015. In the three and six months ended June 30, 2016, the Company recognized milestone income of $1.0 million and $2.3 million, respectively (2015: $0.5 million and $1.0 million, respectively), in other revenues of $16.2 million and $31.3 million, respectively (2015: $14.2 million and $23.4 million, respectively), in product sales for shipment of product to the relevant licensee.

Collaboration and in-licensing arrangements

The Company acquired various collaborative and in-licensing arrangements through its acquisition of Baxalta. These agreements generally provide for commercialization rights to a product or products being developed by the counterparty, and in exchange often resulted in an upfront payment upon execution of the agreement and an obligation that the Company make future development, regulatory approval or commercial milestone payments as well as royalty payments. The following is a description of the significant collaboration agreements acquired as part of the acquisition of Baxalta. The acquisition-date fair value of these collaboration agreements was included in the IPR&D.

Precision BioSciences

In June 2016, the Company acquired a strategic immuno-oncology collaboration with Precision BioSciences (“Precision”), a private biopharmaceutical company based in the United States, specializing in genome editing technology. The Company acquired the collaboration through the acquisition of Baxalta, which previously entered into the agreement in February 2016. Together, Shire and Precision will develop chimeric antigen receptor (“CAR”) T cell therapies for up to six unique targets, with the first program expected to enter clinical studies in late 2017. On a product-by-product basis, following successful completion of early-stage research activities up to Phase 2, Shire will have exclusive option rights to complete late-stage development and worldwide commercialization. Precision is responsible for development costs for each target prior to option exercise. Precision also has the right to participate in the development and commercialization of any licensed products resulting from the collaboration through a 50/50 co-development and co-promotion option in the United States. As of the date the agreement was acquired, June 3, 2016 and as of the balance sheet date, the Company had the potential to make future payments related to option fees and development, regulatory and commercial milestones totaling up to $1.6 billion, in addition to future royalty payments on worldwide sales.

Symphogen

In June 2016, the Company acquired a research, option and commercial agreement with Symphogen, a private biopharmaceutical company headquartered in Denmark that is developing recombinant antibodies and antibody mixtures. The Company acquired the agreement through the acquisition of Baxalta, which previously entered into the agreement in December 2015. Under the terms of the agreement, the Company has options to obtain exclusive licensing rights for three specified proteins in development for the treatment of immune-oncology diseases as well as three additional proteins that may be selected at a later date. Each option is exercisable for a period of 90 days when each protein is ready for Phase 2 clinical trials. Symphogen is responsible for development costs for each protein until option exercise, at which point Shire would become responsible for development costs.

Each option exercise fee is variable depending on when it is exercised, with a maximum exercise price of up to €20 million for each protein. As of the date the agreement was acquired, June 3, 2016 and as of the balance sheet date, the Company had the potential to make additional future payments of up to approximately €1.2 billion related to development, regulatory and commercial milestones achieved after option exercise for all six proteins, in addition to future royalty payments.

Merrimack Pharmaceuticals, Inc.

In June 2016, the Company acquired an exclusive license agreement with Merrimack Pharmaceuticals, Inc. (“Merrimack”) relating to the development and commercialization of ONIVYDE (nanoliposomal irinotecan injection), also known as “nal-IRI” or MM-398. The Company acquired the agreement through the acquisition of Baxalta, which previously entered into the agreement in September 2014. The arrangement includes all potential indications for nal-IRI across all markets with the exception of the United States and Taiwan. The first indication being pursued is for the treatment of patients with metastatic pancreatic cancer who were previously treated with gemcitabine-based therapy. As of the date the agreement was acquired, June 3, 2016 and as of the balance sheet date, the Company had the potential to make future payments of up to approximately $678 million related to the achievement of development, regulatory and commercial milestones, in addition to future royalty payments.

Coherus Biosciences, Inc.

In June 2016, the Company acquired an exclusive license agreement with Coherus Biosciences, Inc. (“Coherus”) to develop and commercialize a biosimilar to ENBREL® (etanercept), which is indicated for the treatment of certain autoimmune deficiencies, in Europe, Canada, Brazil and certain other markets. The Company acquired the agreement through the acquisition of Baxalta, which previously entered into the agreement in August 2013. The Company also obtained the right of first refusal to certain other biosimilars in the collaboration. Under the terms of the agreement, Coherus is responsible for the development plan, preparation of regulatory filings, and manufacture of the product, subject to certain cost reimbursement by the Company. The Company can terminate the agreement if certain costs exceed a specific cap. As of the date the agreement was acquired, June 3, 2016 and as of the balance sheet date, the Company had the potential to make future payments of up to $70 million relating to the achievement of development and regulatory milestones, in addition to future royalty payments.

Momenta Pharmaceuticals, Inc.

In June 2016, the Company acquired an exclusive license agreement with Momenta Pharmaceuticals, Inc. (“Momenta”) to develop and commercialize biosimilars, including adalimumab (BAX 2923), a biosimilar product candidate for HUMIRA® (adalimumab), which is indicated for the treatment of patients with autoimmune and inflammatory diseases. The agreement was acquired through the acquisition of Baxalta, which initially entered into the agreement in February 2012. The arrangement includes specified funding by the Company, as well as other responsibilities, relating to development and commercialization activities. As of the date the agreement was acquired, June 3, 2016 and as of the balance sheet date, the Company had the potential to make future royalty and profit-sharing payments.

Other arrangements

SFJ Pharmaceuticals Group

On June 19, 2015, Baxalta entered into an agreement with SFJ Pharmaceuticals IX, L.P., a SFJ Pharmaceuticals Group company (“SFJ”) relating to BAX 2923, whereby SFJ will fund up to $165 million of specified development costs related to the BAX 2923 program (with an option to increase funding by an additional $35 million), in exchange for payments in the event the product obtains regulatory approval in the United States and Europe. The contingent success payments total approximately 5.5 times the incurred and reimbursed development costs and are payable in annual instalments over an approximate nine-year period following the dates of U.S. and EU regulatory approval, respectively. Additionally, there are certain termination provisions that may trigger payment of the contingent success payments prior to regulatory approval. The Company will issue a promissory note to SFJ for the contingent success payments upon U.S. and EU regulatory approval or termination of the agreement, if applicable.

The preliminary fair value of the assumed contingency has been recorded as a long-term liability at June 3, 2016 and as of the balance sheet date, as part of Company’s purchase accounting for the Baxalta acquisition. The fair value of the assumed contingency on the date of acquisition was $288.6 million, which represents the probability adjusted present value of the Company’s contingent obligation of $451.5 million.

Unfunded Contingent Payments

At June 30, 2016, the Company’s unfunded contingent milestone payments associated with all of its collaborative and other licensing arrangements acquired from Baxalta totaled $1.8 billion. This total includes contingent payments associated with R&D costs funded by collaboration partners through June 30, 2016. This total excludes contingent royalty and profit-sharing payments, contingent payment liabilities arising from business combinations, potential milestone payments and option exercise fees associated with certain of the Company’s collaboration agreements that become payable only if the Company chooses to exercise one or more of its options and potential contingent payments associated with R&D costs that may be funded by collaboration partners in the future.

4.	Integration and Acquisition Costs

For the three and six months ended June 30, 2016 Shire recorded integration and acquisition costs of $363.0 million and $454.1 million, respectively, primarily related to the acquisitions and integration of Baxalta and Dyax. The Baxalta integration is estimated to be completed by mid to late 2019.

As part of the Company’s activities to integrate Baxalta, it terminated certain employees. As of June 30, 2016, the Company incurred costs relating to employee termination benefits of $253.1 million including severance and acceleration of stock compensation. The Company expects to incur additional integration related severance expense. As of the current period no cash payments related to this severance have been made.

For the three and six months ended June 30, 2015 Shire recorded a net credit to integration and acquisition costs of $212.4 million and $136.7 million, respectively. The net credit principally comprises (i) costs related to the acquisition and integration of NPS ($47.8 million and $117.7 million in the three and six months ended June 30, 2015, respectively), offset by (ii) a net credit relating to the change in the fair value of contingent consideration liabilities of $258.1 million and $255.7 million in the three and six months ended June 30, 2015, respectively. The net credit relating to the change in fair value of contingent consideration liabilities principally relates to the acquisition of Lumena Pharmaceuticals, Inc. (“Lumena”), reflecting a lower probability of success for the SHP625 asset (for the treatment of cholestatic liver diseases) following the receipt of data from certain Phase 2 studies, and the acquisition of Lotus Tissue Repair, Inc. (“Lotus Tissue Repair”), reflecting a lower probability of success for the SHP608 asset (for the treatment of Dystrophic Epidermolysis Bullosa (“DEB”)) as a result of certain preclinical toxicity findings.

5.	Discontinued Operations

Following the sale of the Company’s DERMAGRAFT business in January 2014, the operating results associated with the DERMAGRAFT business have been classified as discontinued operations in the Company’s Unaudited Consolidated Statements of Operations for all periods presented. For the three and six months ended June 30, 2016, the Company recorded a loss of $248.7 million (net of tax benefit of $100.9 million) and $239.2 million (net of tax benefit of $95.4 million), respectively, primarily related to a provision for a possible civil settlement. For details of the legal provision see Note 20, Legal and other proceedings, to these Unaudited Consolidated Financial Statements.

For the three and six months ended June 30, 2015, the Company recorded a loss of $4.5 million (net of tax benefit of $2.6 million) and $7.0 million (net of tax benefit of $4.0 million), respectively, related to costs associated with the sale.

6.	Accounts Receivable

Accounts receivable at June 30, 2016 of $2,412.4 million (December 31, 2015: $1,201.2 million), are net of reserve for discounts and allowances of $124.4 million (December 31, 2015: $55.8 million).

Reserve for discounts and allowances:

	2016	2015
(in millions)
As of January 1,	$55.8	$48.5
Provision charged to operations	269.6	186.6
Payments/credits related to sales	(201.0)	(181.6)
As of June 30,	$124.4	$53.5

As of June 30, 2016 accounts receivable included $100.0 million (December 31, 2015: $79.0 million) related to royalty income.

7.	Inventories

At June 30, 2016, inventories include $4,823.6 million in respect of the fair value of inventories acquired with Baxalta, stated at fair value (being estimated selling price less estimated costs to complete and sell). All other inventories are stated at the lower of cost or market. Inventories comprise:

	June 30,	December 31,
	2016	2015
(in millions)
Finished goods	$1,389.2	$184.9
Work-in-progress	3,409.0	302.0
Raw materials	1,000.5	148.5
	$5,798.7	$635.4

8.	Property, plant and equipment

	June 30,	December 31,
	2016	2015
(in millions)
Land	$356.2	$96.7
Buildings and leasehold improvements	1,965.8	606.4
Machinery, equipment and other	2,158.3	827.4
Assets under construction	2,963.2	93.7
	7,443.5	1,624.2
Less: Accumulated depreciation	(847.2)	(796.1)
	$6,596.3	$828.1

Depreciation expense for the three and six months ended June 30, 2016 was $47.9 million and $82.2 million, respectively, and for the three and six months ended June 30, 2015 was $39.9 million and $72.2 million, respectively.

9.	Intangible Assets

(in millions)	IP rights for marketed products	Other intangible assets	IPR&D Unamortized	Total

June 30, 2016
Gross acquired intangible assets	$33,929.5	$872.2	$8,371.8	$43,173.5
Accumulated amortization	(2,142.8)	(140.4)	—	(2,283.2)
Other intangible assets, net	$31,786.7	$731.8	$8,371.8	$40,890.3

December 31, 2015
Gross acquired intangible assets	$9,371.9	$375.0	$1,362.0	$11,108.9
Accumulated amortization	(1,852.1)	(83.5)	—	(1,935.6)
Other intangible assets, net	$7,519.8	$291.5	$1,362.0	$9,173.3

Other intangible assets are comprised primarily of royalty rights and other contract rights associated with Baxalta, Dyax and NPS.

The change in the net book value of intangible assets for the six months ended June 30, 2016 and 2015 is shown in the table below:

	Intangible Assets
	2016	2015
(in millions)
As of January 1,	$9,173.3	$4,934.4
Acquisitions	32,222.2	5,167.8
Amortization charged	(347.6)	(219.6)
Impairment charges	(8.9)	(523.3)
Foreign currency translation	(148.7)	(48.9)
As of June 30,	$40,890.3	$9,310.4

In connection with the acquisition of Baxalta on June 3, 2016, the Company acquired IP rights related to marketed products of $24,550.0 million, IPR&D assets of $2,940.0 million and other contract rights of $72.2 million. For a more detailed description of this acquisition, please see Note 2, Business Combinations, to these Unaudited Consolidated Financial Statements.

In connection with the acquisition of Dyax on January 22, 2016, the Company acquired IP rights related to marketed products of $135 million, IPR&D assets of $4,100 million and royalty rights of $425 million. For a more detailed description of this acquisition, please see Note 2, Business Combinations, to these Unaudited Consolidated Financial Statements.

The Company reviews its amortized intangible assets for impairment whenever events or circumstances suggest that their carrying value may not be recoverable. Unamortized intangible assets are reviewed for impairment annually or whenever events or circumstances suggest that their carrying value may not be recoverable.

The estimated future amortization of acquired intangible assets for the next five years is expected to be as follows:

(in millions)	Anticipated future amortization
2016 (remaining six months)	$706.1
2017	1,411.3
2018	1,404.6
2019	1,325.8
2020	1,321.7
2021	1,315.4

10.	Goodwill

The following table provides a roll-forward of the changes in the goodwill balance:

	2016	2015
(in millions)
As of January 1,	$4,147.8	$2,474.9
Acquisitions	8,834.3	1,720.6
Foreign currency translation	(19.7)	(22.2)
As of June 30,	$12,962.4	$4,173.3

The increase in goodwill during the six months ended June 30, 2016 was related to our acquisitions of Baxalta and Dyax. For a more detailed description of these transactions, please see Note 2, Business Combinations, to these Unaudited Consolidated Financial Statements.

11.	Fair Value Measurement

Assets and liabilities that are measured at fair value on a recurring basis

As of June 30, 2016 and December 31, 2015, the following financial assets and liabilities are measured at fair value on a recurring basis using quoted prices in active markets for identical assets (Level 1); significant other observable inputs (Level 2); and significant unobservable inputs (Level 3).

	Fair value

(in millions)	Total	Level 1	Level 2	Level 3
At June 30, 2016
Financial assets:
Marketable equity securities	$54.4	$54.4	$-	$-
Marketable debt securities	16.8	3.7	13.1
Contingent consideration receivable	17.5	-	-	17.5
Derivative instruments	65.3	-	65.3	-

Financial liabilities:
Derivative instruments	40.7	-	40.7	-
Contingent consideration payable	$993.8	$-	$-	$993.8

(in millions)	Total	Level 1	Level 2	Level 3
At December 31, 2015
Financial assets:
Marketable equity securities	$17.2	$17.2	$-	$-
Contingent consideration receivable	13.8	-	-	13.8
Derivative contracts	1.9	-	1.9	-

Financial liabilities:
Derivative contracts	11.5	-	11.5	-
Contingent consideration payable	$475.9	$-	$-	$475.9

Marketable equity securities are included within Investments in the Unaudited Consolidated Balance Sheets. Contingent consideration receivable is included within Prepaid expenses and Other current assets and Other non-current assets in the Unaudited Consolidated Balance Sheets. Contingent consideration payable is included within Other current liabilities and Other non-current liabilities in the Unaudited Consolidated Balance Sheets. For derivative see Note 12, Financial Instruments, to these Unaudited Consolidated Financial Statements.

Certain estimates and judgments were required to develop the fair value amounts. The estimated fair value amounts shown above are not necessarily indicative of the amounts that the Company would realize upon disposition, nor do they indicate the Company’s intent or ability to dispose of the financial instrument.

The following methods and assumptions were used to estimate the fair value of each material class of financial instrument:

•	Marketable equity securities – the fair values of marketable equity securities are estimated based on quoted market prices for those investments.

•	Marketable debt securities – the fair values of debt securities are obtained from pricing services or broker/dealers who either use quoted prices in an active market or proprietary pricing applications, which include observable market information for like or same securities.

•	Contingent consideration receivable – the fair value of the contingent consideration receivable has been estimated using the income approach (using a probability weighted discounted cash flow method).

•	Derivative contracts – the fair values of the swap and forward foreign exchange contracts have been determined using the month-end interest rate and foreign exchange rates, respectively.

•	Contingent consideration payable – the fair value of the contingent consideration payable has been estimated using the income approach (using a probability weighted discounted cash flow method).

Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

The following table provides a roll forward of the fair values of our contingent consideration receivable and payables which include Level 3 measurements:

Contingent consideration receivable
	2016	2015
(in millions)

Balance at January 1,	$13.8	$15.9
Change in fair value included in earnings	2.1	8.6
Other	1.6	(7.8)

Balance at June 30,	$17.5	$16.7

Contingent consideration payable
	2016	2015
(in millions)

Balance at January 1,	$475.9	$629.9
Additions	562.5	92.1
Change in fair value included in earnings	(45.0)	(255.7)
Other	0.4	(1.6)

Balance at June 30,	$993.8	$464.7

The increase in contingent consideration payable is related to the Company’s acquisition of Dyax as well as contingent consideration payable assumed in the acquisition of Baxalta. Other primarily includes foreign currency adjustments.

Of the $993.8 million of contingent consideration payable as of June 30, 2016, $49.2 million is recorded within Other current liabilities and $944.6 million is recorded within Other non-current liabilities in the Company’s Unaudited Consolidated Balance Sheets.

Quantitative Information about Assets and Liabilities Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3)

Quantitative information about the Company’s recurring Level 3 fair value measurements is as follows:

Financial assets:	Fair Value at the Measurement Date

At June 30, 2016	Fair value	Valuation technique	Significant unobservable inputs	Range
(in millions, except percentages)
	____________	___________	___________	___________
Contingent consideration receivable	$17.5	Income approach (probability weighted discounted cash flow)	• Probability weightings applied to different sales scenarios	• 10 to 90%

			• Future forecast consideration receivable based on contractual terms with purchaser	• $0 to $25 million

			• Assumed market participant discount rate	• 8.4%
	____________	____________	____________	____________

Financial liabilities:	Fair Value at the Measurement Date

At June 30, 2016	Fair value	Valuation technique	Significant unobservable inputs	Range
(in millions, except percentages)
	____________	___________	___________	___________
Contingent consideration payable	$993.8	Income approach (probability weighted discounted cash flow)	• Cumulative probability of milestones being achieved	• 1 to 90%

			• Assumed market participant discount rate	• 1.5 to 12.4%

			• Periods in which milestones are expected to be achieved	• 2016 to 2036

			• Forecast quarterly royalties payable on net sales of relevant products	• $1.4 to $3.8 million
	____________	____________	____________	____________

Contingent consideration payable represents future milestones and royalties the Company may be required to pay in conjunction with various business combinations and license agreements.

The fair value of the Company’s contingent consideration receivable and payable could significantly increase or decrease due to changes in certain assumptions which underpin the fair value measurements. Each set of assumptions is specific to the individual contingent consideration receivable or payable.

Financial assets and liabilities that are not measured at fair value on a recurring basis

The carrying amounts and estimated fair values as at June 30, 2016 and December 31, 2015 of the Company’s financial assets and liabilities which are not measured at fair value on a recurring basis are as follows:

	June 30, 2016		December 31, 2015
(in millions)	Carrying amount	Fair value	Carrying amount	Fair value

Financial liabilities:
Senior notes	$5,114.0	$5,114.0	$-	$-
Capital lease obligation	348.9	348.9	13.4	13.4

The estimated fair values of long-term debt were computed by multiplying price by the notional amount of the respective debt instrument. Price is calculated using the stated terms of the respective debt instrument and yield curves commensurate with the Company’s credit risk. The discount factors used in the calculations reflect the non-performance risk of the Company. The estimated fair value of capital lease obligations is based on Level 2 inputs.

The carrying amounts of other financial assets and liabilities approximate their estimated fair value due to their short-term nature, such as liquidity and maturity of these amounts or because there have been no significant changes since the asset or liability was last re-measured to fair value on a non-recurring basis.

12.	Financial Instruments

Foreign Currency Contracts

Due to the global nature of our operations, portions of the Company’s revenues and operating expenses are recorded in currencies other than the U.S. dollar. Transactional exposure arises where transactions occur in currencies different to the functional currency of the relevant subsidiary. The main trading currencies of the Company are the U.S. dollar, Pounds Sterling, Swiss Franc, Canadian dollar, Japanese Yen and the Euro.

The value of revenues and operating expenses measured in U.S. dollars is therefore subject to changes in foreign currency exchange rates. It is the Company’s policy that these exposures are minimized to the extent practicable by denominating transactions in the subsidiary’s functional currency. Where significant exposures remain, the Company uses foreign exchange contracts (spot, forward and swap contracts) to manage the exposure for balance sheet assets and liabilities that are denominated in currencies different to the functional currency of the relevant subsidiary. The Company did not have credit risk related contingent features or collateral linked to the derivatives. The Company has master netting agreements with a number of counterparties to these foreign exchange contracts and on the occurrence of specified events, the Company has the ability to terminate contracts and settle them with a net payment by one party to the other. The Company has elected to present derivative assets and derivative liabilities on a gross basis in the Unaudited Consolidated Balance Sheet.

Designated Derivative Instruments

In connection with the acquisition of Baxalta the Company has assumed foreign currency forward contracts and elected to apply hedge accounting. These contracts have been designated as cash flow hedges and accordingly, to the extent effective, any unrealized gains or losses on these foreign currency forward contracts are reported in AOCI. Realized gains and losses for the effective portion of such contracts are recognized in revenue or cost of sales when the sale of product in the currency being hedged is recognized. To the extent ineffective, hedge transaction gains and losses are reported in Other income/(expense), net. The amount of ineffectiveness for the three and six months ended June 30, 2016 was immaterial.

At June 30, 2016 the foreign currency forward contracts had a total notional value of $519.0 million with a maximum duration of 12 months. The Company did not have any forward contracts as of December 31, 2015. The portion of the fair value of these foreign currency forward contracts that was included in AOCI in total equity reflected net losses of $3.4 million as of June 30, 2016. The Company expects all contracts to be settled over the next 12 months and any amounts in AOCI to be reported as an adjustment to revenue or cost of sales. The Company considers the impact of its and its counterparties’ credit risk on the fair value of the contracts as well as the ability of each party to execute its contractual obligations. As of June 30, 2016, credit risk did not change the fair value of the Company’s foreign currency forward contracts.

Undesignated Derivative Instruments

The Company uses forward contracts to hedge earnings from the effects of foreign exchange relating to certain of the Company’s intercompany and third-party receivables and payables denominated in a foreign currency. These derivative instruments generally are not formally designated as hedges, the terms of these instruments generally do not exceed three months and the change in fair value of these derivatives are reported in earnings. The notional amount of undesignated derivative instruments was $668.0 million and $625.5 million as of June 30, 2016 and 2015, respectively.

The Company also has option contracts assumed from Baxalta that were previously designated as cash flow hedges. The notional amount of these option contracts totaled $37.6 million as of June 30, 2016. Upon acquisition, the Company did not elect to redesignate these option contracts as cash flow hedges. In addition, the company also assumed undesignated forward contracts from Baxalta. The notional amount of these undesignated forward contracts totaled $249.3 million as of June 30, 2016.

Interest Rate Contracts

The Company is exposed to the risk that its earnings and cash flows could be adversely impacted by fluctuations in benchmark interest rates relating to its existing debt obligations or anticipated issuances of debt. The Company’s policy is to manage this risk to an acceptable level. The Company is principally exposed to interest rate risk on any borrowings under the Company’s various debt facilities and assumed in connection with the acquisition of Baxalta. Interest on each of these debt obligations is set at fixed and/or floating rates, to the extent utilized. Shire’s exposure under these facilities is to changes in U.S. dollar interest rates. For further details related to interest rates on the Company’s various debt facilities, please see Note 13 Borrowings and capital lease obligations, to these Unaudited Consolidated Financial Statements.

Designated Derivative Instruments

In connection with the acquisition of Baxalta the Company assumed interest rate swap contracts on certain borrowing transactions. These interest rate swap contracts were related to the issuance of Baxalta’s Senior Notes with an aggregate notional amount of $1.0 billion, mature in June 2020 and June 2025. Subsequent to the acquisition of Baxalta the Company redesignated these interest rate swap contracts as fair value hedges, based on their contractual terms, economic conditions, historic operating or accounting policies, and other conditions that existed at the acquisition date. The effective portion of the changes in the fair value of interest rate swap contracts are recorded as a component of the Senior Notes with immaterial net impact recorded in income. Any net interest payments made or received on the interest rate swap contracts are recognized as a component of interest expense in the Unaudited Consolidated Statements of Operations. For further details related to Baxalta’s Senior Notes, please see Note 13, Borrowings and capital lease obligations, to these Unaudited Consolidated Financial Statements. As of June 30, 2016 the fair value of these contracts was $55.6 million (2015: $nil) presented within other non-current assets. For the six months ended June 30, 2016, the Company recognized $22.1 million (2015: $nil) of gain related to these contracts, which was recognized as a component of interest expense.

Undesignated Derivative Instruments

During the six months ended June 30, 2016, the Company entered into interest rate swap contracts with a total notional amount of $5.1 billion related to the November 2015 Facilities Agreement.  The Company has not elected hedge accounting for these contracts. As of June 30, 2016 the fair value of these contracts was $4.6 million (2015: $nil) which is presented within other current liabilities.  For the six months ended June 30, 2016, the Company recognized $4.6 million (2015: $nil) loss related to these contracts, which was recognized as a component of interest expense.

The following tables summarize the income statement locations and gains and losses on the Company’s designated and undesignated derivative instruments for the six months ended June 30, 2016. There were no designated derivatives for the six months ended June 30, 2015.

As of June 30, 2016, the Company had in total 351 swaps and forward foreign exchange contracts.

	Gain (loss) recognized in OCI		Income Statement location	Gain (loss) reclassified from AOCI into income
Six months ended June 30,	2016	2015		2016	2015
	(in millions)			(in millions)
Designated Derivative Instruments

Cash flow hedges
Foreign exchange contracts	$(3.4)	$-	Cost of sales	$-	$-

	Location of gain (loss) in Income Statement	Gain (loss) recognized in income
Six months ended June 30,		2016	2015
		(in millions)
Fair value hedges
Interest rate contracts	Interest expense	$22.1	$-

Undesignated Derivative Instruments

Foreign exchange contracts	Other income/(expense), net	(28.8)	21.3
Interest rate swap contracts	Interest expense	(4.6)	-

As of June 30, 2016, $2.3 million of deferred, net after-tax losses on derivative instruments included in AOCI are expected to be recognized in earnings during the next 12 months, coinciding with when the hedged items are expected to impact earnings.

The following table presents the classification and estimated fair value of the Company’s derivative instruments as of June 30, 2016:

	Derivatives in asset positions		Derivatives in liability positions
(in millions)	Balance Sheet location	Fair Value	Balance Sheet location	Fair Value

Designated Derivative Instruments

Foreign exchange contracts	Other current assets	$1.8	Accrued liabilities	$9.3
Interest rate contracts	Other non-current assets	55.6		—

		$57.4		$9.3

Undesignated Derivative Instruments

Foreign exchange forward contracts	Prepaid and other current assets	$7.9	Accrued liabilities	$26.8
Interest rate swap contracts	Prepaid and other current assets	—	Accrued liabilities	4.6

		$65.3		$40.7

As of June 30, 2016, the potential effect of rights of set-off associated with the Interest rate swap and foreign exchange forward contracts would be an offset to both assets and liabilities of $11.1 million, resulting in net derivative assets and derivative liabilities of $54.2 million and $29.6 million, respectively.

13.	Borrowings and Capital Lease Obligations

	June 30,	December 31,
	2016	2015
(in millions)

Short term borrowings:
Borrowings under the Revolving Credit Facilities Agreement	$905.0	$750.0
Borrowings under the November 2015 Facilities Agreement	1,788.3	-
Borrowings under the January 2015 Facilities Agreement	-	750.0
Other borrowings	16.6	11.5
Capital lease obligations (current portion)	5.3	-
	2,715.2	1,511.5
Long term borrowings:

Senior notes	5,114.0	-
Borrowings under the January 2016 Facilities Agreement	12,341.6	-
Borrowings under the November 2015 Facilities Agreement	3,792.1	-
Other borrowings	64.4	69.9
Capital lease obligations (long term portion)	343.6	-
	$24,370.9	$1,581.4

The future payments on debt maturities and capital lease obligations as of June 30, 2016 are as follows:

(in millions)

2016 (remaining six months)	$1,010.0
2017	2,231.0
2018	15,574.8
2019	44.2
2020	1,946.7
2021	18.5
Thereafter	3,621.3
Total obligations	24,446.5
Fair value hedges, unamortized bond premium and deferred financing costs	(75.6)
Total debt and capital lease obligations	$24,370.9

For a more detailed description of the financing agreements in place prior to the combination with Baxalta, please see below, as well as Note 15, Borrowings, of the Shire 2015 Form 10-K.

Senior Notes

The Company guaranteed senior notes issued by Baxalta with a total aggregate principal amount of $5 billion in connection with the closing of the Baxalta acquisition (“Senior Notes”). Below is a summary of the Senior Notes assumed by the Company through the Baxalta acquisition as of June 30, 2016:

(in millions, except for percentage information)	Aggregate Principal	Coupon Rate	Effective interest rate in 2016	Carrying amount at June 30, 2016

		LIBOR plus
Variable-rate notes due 2018	$375.0	0.78%	1.43%	$370.3
Fixed-rate notes due 2018	375.0	2.000%	2.2%	374.7
Fixed-rate notes due 2020	1,000.0	2.875%	3.0%	1,020.0
Fixed-rate notes due 2022	500.0	3.600%	3.7%	509.1
Fixed-rate notes due 2025	1,750.0	4.000%	4.2%	1,807.6
Fixed-rate notes due 2045	1,000.0	5.250%	5.6%	1,032.3
Total assumed Senior Notes				$5,114.0

The effective interest rates above exclude the effect of any related interest rate swaps. The book values above include any premiums and adjustments related to hedging instruments. For further details related to the interest rate derivative contracts, please see Note 12, Financial Instruments, to these Unaudited Consolidated Financial Statements.

Revolving Credit Facilities Agreement

Baxalta Revolving Credit Facilities – cancelled on closing

The $1,200.0 million senior revolving credit facility and the €200.0 million Euro-denominated senior revolving credit facility available to Baxalta were cancelled by the Company upon the closing of the combination with Baxalta.

Revolving Credit Facilities Agreement

On December 12, 2014, Shire entered into a $2,100.0 million revolving credit facilities agreement (the “RCF”) with a number of financial institutions. As of June 30, 2016 the Company utilized $905.0 million of the RCF. The RCF, which terminates on December 12, 2020, may be used for financing the general corporate purposes of Shire. The RCF incorporates a $250.0 million U.S. dollar and Euro swingline facility operating as a sub-limit thereof.

Term Loan Facilities Agreements

January 2016 Facilities Agreement

On January 11, 2016, Shire entered into an $18.0 billion bridge facilities agreement (the “January 2016 Facilities Agreement”). The January 2016 Facilities Agreement comprises two credit facilities: (i) a $13.0 billion term loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017 ("January 2016 Facility A") and (ii) a $5.0 billion revolving loan facility which, subject to a one year extension option exercisable at Shire's option, matures on January 11, 2017 ("January 2016 Facility B").

January 2016 Facility A was utilized to finance the cash consideration payable and certain costs related to the acquisition of Baxalta on June 3, 2016 in the amount of $12,390.0 million. Due to the available extension option without any restrictions, January 2016 Facility A is classified as a long term borrowing. As of June 30, 2016, the Company reduced the January 2016 Facility A commitment by $610.0 million.

January 2016 Facility B was cancelled effective July 11, 2016, in accordance with its terms.

November 2015 Facilities Agreement

On November 2, 2015, Shire entered into a $5.6 billion facilities agreement (the “November 2015 Facilities Agreement”).  The November 2015 Facilities Agreement comprises three credit facilities: (i) a $1.0 billion term loan facility which, subject to a one year extension option exercisable at Shire’s option, matures on November 2, 2016 (“November 2015 Facility A”), (ii) a $2.2 billion amortizing term loan facility which matures on November 2, 2017 (“November 2015 Facility B”) and (iii) a $2.4 billion amortizing term loan facility which matures on November 2, 2018 (“November 2015 Facility C”).

As of June 30, 2016, the November 2015 Facilities Agreement was fully utilized to finance the cash consideration payable and certain costs related to Shire’s acquisition of Dyax.

Short-term uncommitted lines of credit (“Credit lines”)

Shire has access to various Credit lines from a number of banks which provide flexibility to short-term cash management procedures. These Credit lines can be withdrawn by the banks at any time. The Credit lines are not relied upon for core liquidity. As of June 30, 2016 these Credit lines were not utilized.

Capital Lease Obligations

The Company assumed certain capital lease obligations related to the Baxalta acquisition. These leases are primarily related to manufacturing facilities and as of June 30, 2016, the total capital lease obligation, including current portions, was $348.9 million.

14.	Retirement and Other Benefit Programs

As part of the acquisition of Baxalta, the Company assumed certain pension and other post-employment benefit (“OPEB”) plan obligations and plan assets. The following is a summary of the fair value of the pension and OPEB-related balances assumed as of June 3, 2016, the acquisition date.

	U.S. Pension	International pension	OPEB
(in millions)
Projected Benefit Obligation and Plan Assets Assumed
Projected benefit obligation	$441.6	$503.8	$23.5
Plan assets	218.0	140.5	-
Funded status as of June 3, 2016	$(223.6)	$(363.3)	$(23.5)

Amounts Recognized in the Consolidated Balance Sheet
Other current liabilities	$(0.2)	$(3.1)	$-
Other non-current liabilities	(223.4)	(360.2)	(23.5)
Net liability recognized as of June 3, 2016	$(223.6)	$(363.3)	$(23.5)

The Company did not assume any gains or losses deferred in AOCI.

Accumulated Benefit Obligation Information

The pension obligation information in the table above represents the projected benefit obligation (“PBO”) assumed as of June 3, 2016. The PBO incorporates assumptions relating to future compensation levels. The accumulated benefit obligation (“ABO”) is the same as the PBO except that it includes no assumptions relating to future compensation levels. The ABO for all of the Company’s U.S. pension plans was $369.2 million as of June 3, 2016. The ABO for all of the Company’s International pension plans was $386.8 million as of June 3, 2016.

The information in the funded status table above represents the totals for all of the Company’s pension plans. The following is information relating to the individual plans as of June 3, 2016 in the funded status table above that have an ABO in excess of plan assets.

(in million)	June 3, 2016

U.S.
ABO	$369.2
Fair value of plan assets	218.0
International
ABO	364.9
Fair value of plan assets	$118.2

Expected Net Pension and OPEB Plan Payments for the Next 10 Years

(in millions)	U.S. Pension	International pension	OPEB

2016 (after June 3, 2016)	$0.9	$7.3	$-
2017	3.6	14.7	0.2
2018	5.4	14.6	0.3
2019	7.3	16.2	0.4
2020	9.3	16.7	0.5
2021 through 2025	75.6	104.8	3.5
Total expected benefit payments for next 10 years	$102.1	$174.3	$4.9

The expected net benefit payments above reflect the Company’s share of the total net benefits expected to be paid from the plans’ assets (for funded plans) or from the Company’s assets (for unfunded plans). The federal subsidies relating to the Medicare Prescription Drug, Improvement and Modernization Act are not expected to be significant.

Net Periodic Benefit Cost

The net periodic benefit cost presented below is from the June 3, 2016 assumption of the obligations to June 30, 2016.

	3 and 6 Months Ended June 30, 2016
(in millions)	U.S. Pension	International pension	OPEB

Net periodic benefit cost
Service cost	$1.9	$2.6	$0.1
Interest cost	1.6	0.4	0.1
Expected return on plan assets	(1.3)	(0.5)	-
Net periodic benefit cost	$2.2	$2.5	$0.2

Weighted-Average Assumptions Used in Determining Benefit Obligations at the Measurement Date and Net Periodic Benefit Cost

	U.S. Pension	International pension	OPEB
Discount rate	4.1%	1.0%	4.2%
Rate of compensation increase	3.8%	3.2%	n/a
Annual rate of increase in the per-capita cost	n/a	n/a	6.5%
Rate decreased to	n/a	n/a	5.0%
by the year ended	n/a	n/a	2022

The assumptions above, which were used in calculating the June 3, 2016 measurement date benefit obligations, are used in the calculation of net periodic benefit cost in 2016 along with the expected return on plan asset assumption. The Company establishes the expected return on plan assets assumption primarily based on a review of historical compound average asset returns, both Company-specific and relating to the broad market (based on the Company’s asset allocation), as well as an analysis of current market and economic information and future expectations. The Company plans to use weighted-average assumptions of 7.0% and 4.5% for its U.S. and International funded plans, respectively, for the remainder of 2016.

Pension Plan Assets

A committee of members of senior management is responsible for supervising, monitoring and evaluating the invested assets of the Company’s funded pension plans. The committee abides by policies and procedures relating to investment goals, targeted asset allocations, risk management practices, allowable and prohibited investment holdings, diversification, use of derivatives, the relationship between plan assets and benefit obligations, and other relevant factors and considerations. In the United States, Goldman Sachs Asset Management acts as an outsourced chief investment officer (“oCIO”) to perform the day-to-day management of pension assets.

The policies and procedures include the following:

•	Ability to pay all benefits when due;

•	Targeted long-term performance expectations relative to applicable market indices, such as Standard & Poor’s, Russell, MSCI EAFE, and other indices;

•	Targeted asset allocation percentage ranges (summarized below), and periodic reviews of these allocations;

•	Specified investment holding and transaction prohibitions (for example, private placements or other restricted securities, securities that are not traded in a sufficiently active market, short sales, certain derivatives, commodities and margin transactions);

•	Specified portfolio percentage limits on holdings in a single corporate or other entity (generally 5%, except for holdings in U.S. government or agency securities);

•	Specified average credit quality for the fixed-income securities portfolio (at least A- by Standard & Poor’s or A3 by Moody’s);

•	Specified portfolio percentage limits on foreign holdings; and

•	Periodic monitoring of oCIO performance and adherence to policies.

Plan assets are invested using a total return investment approach whereby a mix of equity securities, debt securities and other investments are used to preserve asset values, diversify risk and exceed the planned benchmark investment return. Investment strategies and asset allocations are based on consideration of plan liabilities, the plans’ funded status and other factors, such as the plans’ demographics and liability durations. Investment performance is reviewed on a quarterly basis and asset allocations are reviewed at least annually.

Plan assets are managed in a balanced equity and fixed income portfolio. The target allocations for plan assets are 75 percent in an equity portfolio and 25 percent in a fixed income portfolio. The documented policy includes an allocation range based on each individual investment type within the major portfolios that allows for a variance from the target allocations of approximately 5%. The equity portfolio may include common stock of U.S. and international companies, common/collective trust funds, mutual funds, hedge funds and real asset investments. The fixed income portfolio may include cash, money market funds with an original maturity of three months or less, U.S. and foreign government and governmental agency issues, common/collective trust funds, corporate bonds, municipal securities, derivative contracts and asset-backed securities.

While the committee provides oversight over plan assets for U.S. and international plans, the summary above is specific to the plans in the U.S. The plan assets for international plans are managed and allocated by the entities in each country, with input and oversight provided by the committee.

The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis for the U.S. funded plan.

		Basis of fair value measurement
	Balance at June 3, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
(in millions)
Assets
Fixed income
Cash equivalents	$4.4	$-	$4.4	$-
Common/collective trust funds	53.4	-	53.4	-
Equity
Common/collective trust funds	149.5	-	149.5	-
Hedge funds	10.7	-	10.7	-
Fair value of pension plan assets	$218.0	$-	$218.0	$-

The following tables summarize the bases used to measure the pension plan assets and liabilities that are carried at fair value on a recurring basis for the international funded plans.

		Basis of fair value measurement
(in millions)	Balance at June 3, 2016	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)

Assets
Fixed income
Cash and cash equivalents	$9.7	$9.7	$-	$-
Government agency issues	1.5	1.5	-	-
Corporate bonds	30.1	30.1	-	-
Mutual funds	40.5	40.5	-	-
Equity
Common stock:
Large cap	15.7	15.7	-	-
Mid cap	1.6	1.6	-	-
Total common stock	17.3	17.3	-	-
Mutual funds	21.5	21.5	-	-
Real estate funds	10.2	8.4	1.8	-
Other holdings	9.7	0.1	9.6	-
Fair value of pension plan assets	$140.5	$129.1	$11.4	$-

The assets and liabilities of the Company’s pension plans are valued using the following valuation methods:

Investment category	Valuation methodology

Cash and cash equivalents	These largely consist of a short-term investment fund, U.S. dollars and foreign currency. The fair value of the short-term investment fund is based on the net asset value
Government agency issues	Values are based on quoted prices in an active market
Corporate bonds	Values are based on the valuation date in an active market
Common stock	Values are based on the closing prices on the valuation date in an active market on national and international stock exchanges

Mutual funds	Values are based on the net asset value of the units held in the respective fund which are obtained from national and international exchanges
Common/collective trust funds and hedge funds	Values are based on the net asset value of the units held at year end
Real estate funds	The value of these assets are either determined by the net asset value of the units held in the respective fund which are obtained from national and international exchanges or based on the net asset value of the underlying assets of the fund provided by the fund manager
Other holdings	The value of these assets vary by investment type and are primarily based on reputable pricing vendors that typically use pricing matrices or models

Expected Pension and OPEB Plan Funding

The Company’s funding policy for its pension plans is to contribute amounts sufficient to meet legal funding requirements, plus any additional amounts that the Company may determine to be appropriate considering the funded status of the plans, tax deductibility, the cash flows generated by the Company, and other factors. Volatility in the global financial markets could have an unfavorable impact on future funding requirements. The Company has no obligation to fund its principal plans in the U.S. in 2016. The Company continually reassesses the amount and timing of any discretionary contributions. The Company expects to make cash contributions to its pension plans of at least $4 million for the second half of 2016, primarily related to the Company’s international plans. The Company expects to have net cash outflows relating to its OPEB plan of less than $1 million for the second half of 2016.

The table below details the funded status percentage of the Company’s assumed pension plans from Baxalta as of the acquisition date, including certain plans that are unfunded in accordance with the guidelines of the Company’s funding policy outlined above.

	United States		International
(in millions, except percentages)	Qualified plans	Nonqualified plans	Funded plans	Unfunded plans	Total

Fair value of plan assets	$218.0	n/a	$140.5	n/a	$358.5
PBO	410.9	30.7	324.0	179.8	945.4
Funded status percentage	53%	n/a	43%	n/a	38%

15.	Accumulated Other Comprehensive Loss

The changes in accumulated other comprehensive loss, net of their related tax effects, for the six months ended June 30, 2016 and 2015 are included below:

(in millions)	Foreign currency translation adjustment	Unrealized holding loss on available-for-sale securities	Hedging activities	Accumulated other comprehensive loss

As of January 1, 2016	$(182.1)	$(1.7)	$-	$(183.8)

Net current period other comprehensive loss	(195.5)	(4.7)	(1.8)	(202.0)

As of June 30, 2016	$(377.6)	$(6.4)	$(1.8)	$(385.8)

(in millions)	Foreign currency translation adjustment	Unrealized holding (loss)/gain on available-for-sale securities	Hedging activities	Accumulated other comprehensive loss

As of January 1, 2015	$(25.7)	$(5.8)	$-	$(31.5)

Net current period other comprehensive (loss)/income	(83.3)	3.3	-	(80.0)

As of June 30, 2015	$(109.0)	$(2.5)	-	$(111.5)

Reclassifications out of AOCI and into earnings during the three and six months ended June 30, 2016 and June 30, 2015 were not material.

16.	Earnings per Share

The following table reconciles net income and loss and the weighted average ordinary shares outstanding for basic and diluted earnings per share for the periods presented:

	3 Months Ended June 30,		6 Months Ended June 30,
(in millions)	2016	2015	2016	2015

Income from continuing operations, net of taxes	$86.6	$164.1	$496.1	$577.0
Loss from discontinued operations	(248.7)	(4.5)	(239.2)	(7.0)
Numerator for basic and diluted earnings per share	$(162.1)	$159.6	$256.9	$570.0

Weighted average number of shares:
(in millions)

Basic	682.8	590.5	637.3	589.8
Effect of dilutive shares:
Share-based awards to employees	-	2.7	2.8	3.2
Diluted	682.8	593.2	640.1	593.0

Weighted average number of basic shares excludes shares purchased by the Employee Benefit Trust (“EBT”) and under the shares buy-back program are presented by Shire as treasury stock. Share-based awards to employees are calculated using the treasury method.

The share equivalents not included in the calculation of the diluted weighted average number of shares are shown below:

	3 Months Ended June 30,		6 Months Ended June 30,
	2016	2015	2016	2015
	No. of shares	No. of shares	No. of shares	No. of shares
(in millions)
Share-based awards to employees	8.3	1.0	4.4	3.2

Certain stock options have been excluded from the calculation of diluted Earnings per Share (“EPS”) for the six months ended June 30, 2016 and for the three and six months ended June 30, 2015 because either their exercise prices exceeded Shire’s average share price during the calculation period or the required performance conditions were not satisfied as of the balance sheet date.

Stock options for the three months ended June 30, 2016 have been excluded from the calculation of diluted EPS because the inclusion of these shares would have been antidilutive.

17.	Taxation

For the three and six months ended June 30, 2016, the effective tax rate on income from continuing operations was -427% (2015: -37%) and 2% (2015: 2%), respectively.

The effective tax rate for the three and six months ended June 30, 2016 is affected by the combined impact of the relative quantum of the profit before tax for the period by jurisdiction and of the reversal of deferred tax liabilities from the Baxalta acquisition (including in higher tax territories such as the U.S.) of inventory and intangible assets amortization as well as significant acquisition and integration costs.

The effective tax rate for the three months ended June 30, 2015 was negative primarily due to the reduction in deferred tax liabilities in relation to the impairment of IPR&D intangible assets, the re-measurement of uncertain tax positions relating to ongoing tax audits and the release of certain valuation allowances all recognized during the second quarter of 2015.

The Company has historically calculated the provision for income taxes during interim reporting periods by applying an estimate of the annual effective tax rate for the full year to ordinary income or loss for the reporting period.  For the three and six months ended June 30, 2016, the impact of certain items arising from the Baxalta acquisition has caused significant variations in the estimated effective tax rate when compared to the three and six months ended June 30, 2015.  As a result, the Company has applied a permitted exception to the general rule by including the actual income tax effect of certain portions of its business discretely when calculating the provision for income taxes for the three and six months ended June 30, 2016.

18.	Segment Reporting

Shire operates as one operating and reportable segment engaged in the research, development, licensing, manufacturing, marketing, distribution and sale of innovative specialist medicines to meet significant unmet patient needs.

For a more detailed description of segment disclosures about products, geographic areas and major customers, please read Note 23, Segmental Reporting, of the Shire 2015 Form 10-K.

In the periods set out below, revenues by major product were as follows:

	6 Months Ended June 30,
(in millions)	2016	2015
Product sales:

CINRYZE	$337.2	$286.9
ELAPRASE	277.6	271.5
FIRAZYR	265.0	196.6
REPLAGAL	221.6	214.4
VPRIV	171.6	171.1
KALBITOR	28.1	-
Genetic Diseases total	1,301.1	1,140.5

VYVANSE	1,026.9	841.6
ADDERALL XR	200.6	181.7
Other Neuroscience	57.8	52.4
Neuroscience total	1,285.3	1,075.7

LIALDA/MEZAVANT	361.7	306.4
PENTASA	136.9	145.0
GATTEX/REVESTIVE	96.2	52.2
NATPARA	35.5	5.9
Other Internal Medicine	173.3	173.7
Internal Medicine total	803.6	683.2

HEMOPHILIA	275.6	-
INHIBITOR THERAPIES	74.0	-
Hematology total	349.6	-

IMMUNOGLOBULIN THERAPIES	138.2	-
BIO THERAPEUTICS	51.3	-
Immunology total	189.5	-

Oncology total	20.3	-

Total product sales	3,949.4	2,899.4

Royalties and Other Revenues:

SENSIPAR Royalties	73.5	45.2
3TC and ZEFFIX Royalties	27.1	18.0
FOSRENOL Royalties	20.6	19.2
ADDERALL XR Royalties	11.0	15.1
Other Royalties and Revenues	56.8	49.1
Total Royalties and Other Revenues	189.0	146.6
Total Revenues	$4,138.4	$3,046.0

19.	Commitments and Contingencies

Leases

Future minimum lease payments under operating leases as of June 30, 2016 are presented below:

		Operating
		leases
(in millions)

2016 (remaining six months)	1	$66.3
2017	1	102.3
2018	1	83.3
2019	1	71.3
2020	1	70.5
2021		67.7
Thereafter	1	299.2
	111
		$760.6

The Company leases land, facilities, motor vehicles and certain equipment under operating leases expiring through 2039. For the three and six months ended June 30, 2016, lease and rental expense totaled $22.8 million and $30.3 million, respectively (2015: $10.1 million and $24.3 million, respectively), which is predominately included in SG&A expenses in the Company’s Unaudited Consolidated Statements of Operations.

Letters of credit and guarantees

As of June 30, 2016, the Company had irrevocable standby letters of credit and guarantees with various banks and insurance companies totaling $145.0 million (being the contractual amounts), providing security for the Company’s performance of various obligations. These obligations are primarily in respect of the recoverability of insurance claims, lease obligations and supply commitments.

On June 3, 2016, the Company provided a full and unconditional guarantee for Baxalta’s obligations related to the Senior Notes. For additional details please see Note 25, Guarantor financial information, to these Unaudited Consolidated Financial Statements.

Commitments

Clinical testing

At June 30, 2016, the Company had committed to pay approximately $1,008 million (December 31, 2015: $490 million) to contract vendors for administering and executing clinical trials. The timing of these payments is dependent upon actual services performed by the organizations as determined by patient enrollment levels and related activities.

Contract manufacturing

At June 30, 2016, the Company had committed to pay approximately $447 million (December 31, 2015: $325 million) in respect of contract manufacturing. The Company expects to pay $213 million of these commitments in 2016.

Other purchasing commitments

At June 30, 2016, the Company had committed to pay approximately $2,153 million (December 31, 2015: $485 million) for future purchases of goods and services, predominantly relating to active pharmaceutical ingredients sourcing. The Company expects to pay $865 million of these commitments in 2016.

Investment commitments

At June 30, 2016, the Company had outstanding commitments to purchase common stock and interests in companies and partnerships, respectively, for amounts totaling $90 million (December 31, 2015: $22 million) which may all be payable in 2016, depending on the timing of capital calls. The investment commitments include additional funding to certain VIEs for which Shire is not the primary beneficiary.

Capital commitments

At June 30, 2016, the Company had committed to spend $82 million (December 31, 2015: $60 million) on capital projects.

Baxter related tax indemnification

Baxter and Baxalta entered into a tax matters agreement, effective on the date of Baxalta’s separation from Baxter, which employs a direct tracing approach, or where direct tracing approach is not feasible, an allocation methodology, to determine which company is liable for pre-separation income tax items for U.S. federal, state and foreign jurisdictions.  With respect to tax liabilities that are directly traceable or allocated to Baxalta but for which Baxalta was not the primary obligor, Baxalta recorded a tax indemnification amount that would be due to Baxter upon Baxter discharging the associated tax liability to the taxing authority.  At June 30, 2016, the amount of the net tax indemnification amount was $37 million.

20. Legal and other proceedings

The Company expenses legal costs when incurred.

The Company recognizes loss contingency provisions for probable losses when management is able to reasonably estimate the loss. When the estimated loss lies within a range, the Company records a loss contingency provision based on its best estimate of the probable loss. If no particular amount within that range is a better estimate than any other amount, the minimum amount is recorded.  Estimates of losses may be developed before the ultimate loss is known, and are therefore refined each accounting period as additional information becomes known. An outcome that deviates from the Company’s estimate may result in an additional expense or release in a future accounting period. As of June 30, 2016, provision for litigation losses, insurance claims and other disputes totaled $373.9 million (December 31, 2015: $9.9 million).

The Company’s principal pending legal and other proceedings are disclosed below. The outcomes of these proceedings are not always predictable and can be affected by various factors. For those legal and other proceedings for which it is considered at least reasonably possible that a loss has been incurred, the Company discloses the possible loss or range of possible loss in excess of the recorded loss contingency provision, if any, where such excess is both material and estimable.

VYVANSE

In May and June 2011, Shire was notified that six separate Abbreviated New Drug Applications ("ANDAs") were submitted under the Hatch-Waxman Act seeking permission to market generic versions of all approved strengths of VYVANSE. The notices were from Sandoz, Inc. ("Sandoz"); Amneal Pharmaceuticals LLC ("Amneal"); Watson Laboratories, Inc.; Roxane Laboratories, Inc. ("Roxane"); Mylan Pharmaceuticals, Inc. (“Mylan”); and Actavis Elizabeth LLC and Actavis Inc. (collectively, "Actavis"). Since filing suit against these ANDA filers, along with API suppliers Johnson Matthey Inc. and Johnson Matthey Pharmaceuticals Materials (collectively, “Johnson Matthey”), Shire has been engaged in a consolidated patent infringement litigation in the U.S. District Court for the District of New Jersey against the aforementioned parties (except Watson, who withdrew their ANDA).

On June 23, 2014, the U.S. District Court for the District of New Jersey granted Shire’s summary judgment motion holding that 18 claims of the patents-in-suit were both infringed and valid. On September 24, 2015, the U.S. Court of Appeals of the Federal Circuit (“CAFC”) affirmed that ruling against all of the ANDA filers and remanded the case to the trial court for further proceedings in which Shire expects the court to impose an injunction preventing all of the ANDA filers (Sandoz, Roxane, Amneal, Actavis and Mylan) from launching generic versions of VYVANSE until the expiration of these patents in 2023. The CAFC ruling overturned the infringement ruling against Johnson Matthey and the case against Johnson Matthey has been dismissed.

In March and April 2016, Shire received Notices of Allegation (“NOA”) from Apotex Inc. (“Apotex”) informing Shire that Apotex filed an Abbreviated New Drug Submission (“ANDS”) with Health Canada seeking approval to market a generic version of VYVANSE in Canada.  Within the requisite 45 days, Shire filed for an order of prohibition and, as a result, a 24-month stay of approval of the ANDS has been put into effect. On July 4, 2016, Apotex filed a Statement of Claim in Federal Court seeking a judicial declaration of invalidity and noninfringement of Shire’s Canadian patent relating to VYVANSE. Shire is reviewing the Statement of Claim.

On April 14, 2016, Shire prevailed in upholding its European patent for ELVANSE. Shire initially prevailed in an opposition to its patent lodged by Johnson Matthey plc, Generics [UK] Limited (trading as Mylan) and Hexal AG and on April 14, 2016 Shire prevailed in the appeal. The decision by the appeals board of the European Patent Office is final and cannot be further appealed.

LIALDA

In May 2010, Shire was notified that Zydus Pharmaceuticals USA, Inc. (“Zydus”) had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the U.S. District Court for the District of Delaware against Zydus and Cadila Healthcare Limited, doing business as Zydus Cadila. A Markman hearing took place on January 29, 2015 and a Markman ruling was issued on July 28, 2015. A trial took place between March 28, 2016 and April 1, 2016 and a decision is not expected before September 2016.

In February 2012, Shire was notified that Osmotica Pharmaceutical Corporation (“Osmotica”) had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the U.S. District Court for the Northern District of Georgia against Osmotica. A Markman hearing took place on August 22, 2013 and a Markman ruling was issued on September 25, 2014. The court issued an Order on February 27, 2015 in which all dates in the scheduling order have been stayed.

In March 2012, Shire was notified that Watson Laboratories Inc.—Florida had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the U.S. District Court for the Southern District of Florida against Watson Laboratories Inc.—Florida and Watson Pharmaceuticals, Inc., Watson Pharma, Inc. and Watson Laboratories, Inc. (collectively, “Watson”) were subsequently added as defendants. A trial took place in April 2013 and on May 9, 2013 the trial court issued a decision finding that the proposed generic product infringes the patent-in-suit and that the patent is not invalid. Watson appealed the trial court’s ruling to the CAFC and a hearing took place on December 2, 2013. The ruling of the CAFC was issued on March 28, 2014 overruling the trial court on the interpretation of two claim terms and remanding the case for further proceedings. Shire petitioned the Supreme Court for a writ of certiorari which was granted on January 26, 2015. The Supreme Court also vacated the CAFC decision and remanded the case to the CAFC for further consideration in light of the Supreme Court’s recent decision in Teva v. Sandoz. On June 3, 2015, the CAFC reaffirmed their previous decision to reverse the District Court’s claims construction and remanded the case to the U.S. District Court for the Southern District of Florida. A trial was held on January 25-27, 2016. A ruling was issued on March 28, 2016 upholding the validity of the patent and finding that Watson’s proposed ANDA product infringes the patent-in-suit. Watson appealed the ruling to the CAFC.

In April 2012, Shire was notified that Mylan had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45-day period, Shire filed a lawsuit in the U.S. District Court for the Middle District of Florida against Mylan. A Markman hearing took place on December 22, 2014. A Markman ruling was issued on March 23, 2015. A trial is scheduled to take place starting on September 6, 2016.

In March 2015, Shire was notified that Amneal had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the U.S. District Court for the District of New Jersey against Amneal, Amneal Pharmaceuticals of New York, LLC and Amneal Pharmaceuticals Co. India Pvt. Ltd. No trial date has been set.

In September 2015, Shire was notified that Lupin Ltd. had submitted an ANDA under the Hatch-Waxman Act seeking permission to market a generic version of LIALDA. Within the requisite 45 day period, Shire filed a lawsuit in the U.S. District Court for the District of Maryland against Lupin Ltd., Lupin Pharmaceuticals Inc., Lupin Inc. and Lupin Atlantis Holdings SA. No trial date has been set. A Markman hearing is scheduled to take place on August 22, 2016.

On October 7, 2015 the Patent Trial and Appeals Board (“PTAB”) of the United States Patent Office instituted an inter partes review (“IPR”) of U.S. Patent 6,773,720 which is the patent-in-suit in the litigations referred to above.  The IPR process is designed to re-assess the patentability of the claims of the patent.  A decision from the PTAB is expected in October 2016.

Investigation related to DERMAGRAFT

The Department of Justice, including the U.S. Attorney’s Office for the Middle District of Florida, Tampa Division and the U.S. Attorney’s Office for Washington, DC, is conducting civil and criminal investigations into the sales and marketing practices of Advanced BioHealing Inc. (“ABH”) relating to DERMAGRAFT, which Shire acquired in June 2011. Following the disposal of the DERMAGRAFT business in January 2014, Shire retained certain legacy liabilities including any liability that may arise from this investigation.

Over the last several years, Shire has been cooperating fully with these investigations.  As part of its efforts to cooperate, Shire has engaged in discussions with the Department of Justice about a possible resolution.  As part of those discussions, during the quarter, Shire has reached an agreement on a proposal for a civil settlement in the amount of $350 million plus interest, subject to negotiating a final settlement agreement and obtaining final approvals. As of June 30, 2016, an accrual has been recorded related to the settlement. Assuming the agreement is finalized, it will resolve the civil investigations conducted by the Department of Justice, including multiple U.S. Attorney’s Offices and relevant federal and state agencies.

The tentative settlement proposal would settle the federal government’s claims under the federal False Claims Act and the DERMAGRAFT Medicaid-related claims for states that opt into the settlement. Some states with DERMAGRAFT Medicaid-related claims might elect to opt out of any final settlement, and those states’ claims would remain unresolved.

Material issues remain open and subject to further negotiation and approval by Shire, the Department of Justice and other relevant federal and state agencies before the tentative settlement can be finalized.

Civil Investigative Demand relating to VANCOCIN

On April 6, 2012, ViroPharma Incorporated (“ViroPharma”) received a notification that the United States Federal Trade Commission (“FTC”) is conducting an investigation into whether ViroPharma had engaged in unfair methods of competition with respect to VANCOCIN. On August 3, 2012, and September 8, 2014, ViroPharma and Shire respectively received Civil Investigative Demands from the FTC requesting additional information related to this matter. Shire has fully cooperated with the FTC’s investigation. At this time, Shire is unable to predict the outcome or duration of this investigation.

Lawsuit related to supply of ELAPRASE to certain patients in Brazil

On September 24, 2014 Shire’s Brazilian affiliate, Shire Farmaceutica Brasil Ltda, was served with a lawsuit brought by the State of Sao Paulo and in which the Brazilian Public Attorney’s office has intervened alleging that Shire is obligated to provide certain medical care including ELAPRASE for an indefinite period at no cost to patients who participated in ELAPRASE clinical trials in Brazil, and seeking recoupment to the Brazilian government for amounts paid on behalf of these patients to date, and moral damages associated with these claims.

On May 6, 2016, the trial court judge ruled on the case and dismissed all the claims under the class action, which decision has been appealed. A final decision is expected within the next 18 months.

21.	Share-based compensation plans

Total share-based compensation recorded by the Company during the three and six months ended June 30, 2016 and June 30, 2015 by line item is as follows:

	Three months ended June 30,		Six months ended June 30,
(in millions)	2016	2015	2016	2015

Cost of sales	$4.5	$1.9	$7.6	$4.7
Research and development	13.6	9.1	25.2	17.6
Selling, general and administrative	14.4	10.9	23.6	13.3
Integration and acquisition costs	144.0	-	138.4	-
Reorganization costs	-	7.0	-	8.7

Total	176.5	28.9	194.8	44.3
Less tax	(41.5)	(7.9)	(46.3)	(12.0)

	$135.0	$21.0	$148.5	$32.3

The table above includes $146.3 million of pre-tax expense during both the three and six months ended June 30, 2016, related to replacement and other awards held by Baxalta employees as further described below. Included in the $146.3 million was an integration-related expense of $138.4 million resulting from the acceleration of unrecognized expense associated with certain employee terminations.

Share-based compensation plans that existed as of December 31, 2015

Prior to February 28, 2015 the Company granted stock-settled share appreciation rights (“SARs”) and performance share awards (“PSAs”) over ordinary shares and ADSs to Executive Directors and employees under the Shire Portfolio Share Plan (“PSP”) (Parts A and B). Since February 28, 2015 the Company has granted awards under the Shire Long Term Incentive Plan 2015 (“LTIP”). Under the LTIP the Company grants stock-settled SARs, restricted stock units (“RSUs”) and performance share units (“PSUs”) over ordinary shares and ADSs to Executive Directors and employees.

These plans and the underlying share-based award grants pursuant to the plans as of December 31, 2015 are further discussed in the Shire 2015 Form 10-K.

Replacement Awards Issued to Baxalta Employees

In connection with the acquisition of Baxalta and pursuant to the merger agreement associated with the acquisition, outstanding Baxalta equity awards held by Baxalta employees or employees of Baxter were cancelled and exchanged for Shire equity awards. The replacement Shire awards generally have the same terms and conditions (including vesting) as the former Baxalta awards for which they were exchanged. The value of the replacement share-based awards granted was designed to generally preserve the intrinsic value and the fair value of the award immediately prior to the acquisition.

Total replacement awards issued to Baxalta and Baxter employees on June 3, 2016 pursuant to the merger agreement were 22.2 million options and 3.9 million RSUs.

The following table presents additional information regarding the replacement options issued as of June 3, 2016:

(options and aggregate intrinsic values in thousands)	Options*	Weighted-average exercise price	Weighted-average contractual term (in years)	Aggregate intrinsic value

Issued and outstanding	13,290	$43.12	7.69	$242,467
Vested and exercisable	5,691	$40.72	6.12	$117,453

*Number of awards are stated in terms of ordinary share equivalents

(number of RSUs in thousands)	RSUs*	Weighted average grant date fair value**

Issued and Outstanding	3,285	$49.55
*Number of awards are stated in terms of ordinary share equivalents
**Reflects the pro rata portion representing future compensation as of June 3, 2016

Following the acquisition, the Company records share-based compensation expense associated with the acquisition-date fair value of acquired Baxalta employees’ replacement options and RSUs that is attributable to post-acquisition service requirements, as well as share-based compensation expense for post-acquisition service requirements associated with certain remaining unvested Baxter share-based awards held by the acquired Baxalta employees. The portions of the acquisition-date fair values of the awards that are attributable to post-combination service are recognized over the remaining service period of the awards.

The weighted-average acquisition-date fair value and Black-Scholes assumptions related to replacement options issued to acquired Baxalta employees was as follows:

As of June 3, 2016

Risk-free interest rate	1.20%
Expected dividend yield	0.35%
Expected life	3.9 years
Volatility	29.1%
Fair value per Option*	$79.31
*Pro-rata portion of the fair value recognized as expense related to post combination service period

Total unrecognized expense related to the replacement options issued to acquired Baxalta employees of $69.4 million is expected to be recognized over a weighted-average period of 1.5 years. Total unrecognized expense related to the replacement RSUs issued to acquired Baxalta employees of $96.8 million is expected to be recognized over a weighted-average period of 2.1 years.

22.	Related Parties

ArmaGen, Inc. (“ArmaGen”) is a related party as the Company owns 21% of ArmaGen common stock and the parties have a worldwide licensing and collaboration agreement to develop and commercialize AGT-182. For the three and six months ended June 30, 2016, Shire recorded R&D costs arising from the licensing and collaboration arrangement of $1.2 million and $1.7 million, respectively (2015: $5.5 million and $5.9 million, respectively), of which $0.3 million was accrued and unpaid as of June 30, 2016 (2015: $5.4 million).

23.	Agreements and Transactions with Baxter

In connection with the Baxalta’s separation from Baxter on July 1, 2015, Baxalta and Baxter entered into several separation-related agreements that provided a framework for Baxalta’s relationship with Baxter after the separation. As a result of the acquisition of Baxalta, the Company became party to the separation-related agreements with Baxter. These agreements, among others, included a manufacturing and supply agreement, a transition services agreement, an international commercial operations agreement and tax matters agreement.

Under the terms of the manufacturing and supply agreement, the Company manufactures certain products and materials and sells them to Baxter at an agreed-upon price reflecting the Company’s cost plus a mark-up for certain products and materials. The Company reported revenues associated with the manufacturing and supply agreement with Baxter of approximately $16 million for both the three and six months ended June 30, 2016.

Under the terms of the transition services agreement, the Company and Baxter provide various services to each other on an interim, transitional basis. The services provided by Baxter to the Company include certain finance, information technology, human resources, quality, supply chain and other administrative services and functions, and are generally provided on a cost-plus basis. The services generally extend for approximately 2 years following the July 1, 2015 separation except for certain information technology services that may extend for 3 years following the July 1, 2015 separation. The Company reported SG&A expenses of approximately $8 million associated with the transition services agreement with Baxter for both the three and six months ended June 30, 2016.

For a certain portion of Baxalta’s non U.S. operations, the legal transfer of net assets from Baxter had not occurred by the June 3, 2016 acquisition date due to the time required to transfer marketing authorizations and other regulatory requirements in each of these countries. Under the terms of the international commercial operations agreement with Baxter, the Company is responsible for the business activities conducted by Baxter on its behalf, and is subject to the risks and entitled to the benefits generated by these operations and assets. As a result, the related assets and liabilities and results of operations are reported in the Company’s consolidated financial statements following the acquisition of Baxalta. The Company reported net sales related to these operations of $22 million for both the three and six months ended June 30, 2016. As of June 30, 2016, the assets and liabilities of these operations consisted of inventories of $26 million, which are reported in inventories on the consolidated balance sheet, other assets of $68 million, which are reported as prepaid expenses and other current assets, and liabilities of $4 million, which are reported in other current liabilities. The majority of these operations are expected to be transferred to the Company by the end of 2016.

The tax matters agreement governs Baxter and Baxalta’s and now the Company’s respective rights, responsibilities and obligations after the distribution with respect to taxes for any tax period ending on or before the distribution date, as well as tax periods beginning before and ending after the distribution date. In addition, the tax matters agreement addresses the allocation of liability for taxes that were incurred as a result of restructuring activities undertaken to effectuate the distribution and provides for Baxalta to indemnify Baxter against any tax liabilities resulting from Baxalta’s action or inaction that causes the merger-related transactions to be taxable. Net tax-related indemnification liabilities reported by the Company as of June 30, 2016 are further discussed in Note 19, Commitments and Contingencies, of these Unaudited Consolidated Financial Statements.

As of June 30, 2016, the Company had amounts due from or to Baxter of $278 million reported in prepaid expenses and other current assets, $34 million reported in other noncurrent assets, $138 million reported in other current liabilities and $95 million reported in other noncurrent liabilities. These balances included the net tax-related indemnification liabilities, as further discussed above.

24.	Subsequent Events

On June 14, 2016, Shire announced it agreed to license global rights, subject to regulatory approvals, to all indications for SHP647 (formerly PF-00547659) from Pfizer Inc. SHP647 is an investigational biologic being evaluated for the treatment of moderate-to-severe inflammatory bowel disease. Regulatory approval was received and the transaction closed on July 1, 2016. Under the terms of the agreement, Pfizer received an upfront payment of $90 million and is eligible to receive milestone payments based on clinical, regulatory and commercial milestones and royalties based on net sales if the product is approved.

25. Guarantor Financial Information

On June 3, 2016, Shire plc (for purposes of this section, the “Parent Guarantor”) provided full and unconditional, joint and several guarantees of the floating rate senior notes due 2018, 2.0% senior notes due 2018, 2.875% senior notes due 2020, 3.6% senior notes due 2022, 4.0% senior notes due 2025, and 5.25% senior notes due 2045 (collectively, “Baxalta Notes”), of Baxalta Inc. (“Baxalta”), a 100% owned subsidiary of the Company. Amounts related to Baxalta and its subsidiaries are included in the condensed consolidating financial information for periods subsequent to June 3, 2016, the date of the Baxalta acquisition.

Shire Acquisitions Investments Ireland DAC (“SAIIDAC”), a 100% owned subsidiary of the Company, may offer, from time to time, debt securities (the “SAIIDAC Notes”). Shire plc will provide a full and unconditional, joint and several, guarantee of the SAIIDAC Notes. Amounts related to SAIIDAC are included in the condensed consolidating financial information for periods subsequent to December 21, 2015, its inception date.

In accordance with the requirements of SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered”, the following tables present unaudited condensed consolidating financial statements of the two separate guarantee structures of the Baxalta Notes and SAIIDAC Notes, for:

•	Shire plc - Parent Guarantor;

•	SAIIDAC Subsidiary Issuer - issuer subsidiary of the SAIIDAC Notes; (a)

•	Baxalta Subsidiary Issuer - issuer subsidiary of the Baxalta Notes; (b)

•	Non-Guarantor Non-Issuer Subsidiaries - presents all other subsidiaries of Parent Guarantor on a combined basis, none of which guarantee the Baxalta Notes or SAIIDAC Notes; (c)

•	Non-Guarantor Subsidiaries of SAIIDAC Notes - presents combined Non-Guarantor Non-Issuer Subsidiaries, including Baxalta, under the guarantee structure where SAIIDAC is the subsidiary issuer; (b+c)

•	Non-Guarantor Subsidiaries of Baxalta Notes - presents combined Non-Guarantor Non-Issuer Subsidiaries, including SAIIDAC, under the guarantee structure where Baxalta is the subsidiary issuer (a+c); and

•	Eliminations - primarily relate to eliminations of investments in subsidiaries and intercompany balances and transactions.

The unaudited condensed consolidating financial statements present investments in subsidiaries using the equity method of accounting.

The Company made certain restatements to its Condensed Consolidating Balance Sheet of the guarantees of the Baxalta Notes as previously presented in Note 25 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. The restatements primarily relate to adjustments to the investment in subsidiaries, other non-current assets and total equity in the Baxalta Inc. (Subsidiary Issuer) column, with offsetting amounts in the Non-Guarantor Subsidiaries and Eliminations column. These restatements correct the presentation of equity in income/(losses) of equity method investees and reclassify certain purchase accounting adjustments during the period. A corresponding restatement was made to the Condensed Consolidating Statements of Operations of the guarantees of the Baxalta Notes for the three and six months ended June 30, 2016 to reflect other comprehensive loss attributable to the Non-Guarantor Subsidiaries, specifically the effects of foreign currency translation, with offsetting amounts in the Eliminations column. These restatements had no impact to the consolidated balance sheets, statements of operations or comprehensive income/(loss) of Shire plc as previously filed.

The Company also made restatements to the Condensed Consolidating Statement of Cash Flows of the guarantees of the Baxalta Notes as previously presented in Note 25 in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016. For the unaudited condensed consolidating statement of cash flows for the six months ended June 30, 2016, a restatement to cash from investing and financing activities was made in both the Shire plc (Parent Guarantor) and Non-Guarantor Subsidiaries columns related to an incorrect presentation of purchase consideration for the Dyax and Baxalta acquisitions presented in Shire plc that should have been presented in Non-Guarantor Subsidiaries. This restatement had no impact to the consolidated statements of cash flows of Shire plc as previously filed.

Condensed Consolidating Balance Sheet

(As of June 30, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$-	$-	$53.4	$640.0	$693.4	$640.0	$-	$693.4
Restricted cash	-	-	-	20.0	20.0	20.0	-	20.0
Accounts receivable, net	-	-	-	2,432.0	2,432.0	2,432.0	(19.6)	2,412.4
Inventories	-	-	-	5,798.7	5,798.7	5,798.7	-	5,798.7
Prepaid expenses and other current assets	1.8	13.5	7.8	710.5	718.3	724.0	-	733.6
Intercompany receivables	-	-	631.9	3,054.8	3,686.7	3,054.8	(3,686.7)	-
Short term intercompany loan receivable	-	1,739.9	-	-	-	1,739.9	(1,739.9)	-
Total current assets	1.8	1,753.4	693.1	12,656.0	13,349.1	14,409.4	(5,446.2)	9,658.1

Non-current assets:
Investments	36,404.6	-	36,076.4	12,545.2	48,621.6	12,545.2	(84,852.2)	174.0
Property, plant and equipment, net	-	-	18.5	6,577.8	6,596.3	6,577.8	-	6,596.3
Goodwill	-	-	-	12,962.4	12,962.4	12,962.4	-	12,962.4
Intangible assets, net	-	-	-	40,890.3	40,890.3	40,890.3	-	40,890.3
Long term intercompany loans receivable	-	16,182.1	-	-	-	16,182.1	(16,182.1)	-
Other non-current assets	4.6	5.5	432.1	196.2	628.3	201.7	(199.0)	439.4
Total assets	$36,411.0	$17,941.0	$37,220.1	$85,827.9	$123,048.0	$103,768.9	$(106,679.5)	$70,720.5

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$66.0	$-	$131.5	$3,550.5	$3,682.0	$3,550.5	$(19.9)	$3,728.1
Short term borrowings	905.0	1,739.9	-	70.3	70.3	1,810.2	-	2,715.2
Intercompany payables	3,670.0	0.3	16.1	-	16.1	0.3	(3,686.4)	-
Short term intercompany loan payable	-	-	-	1,739.9	1,739.9	1,739.9	(1,739.9)	-
Other current liabilities	(0.1)	33.8	28.7	349.1	377.8	382.9	-	411.5
Total current liabilities	4,640.9	1,774.0	176.3	5,709.8	5,886.1	7,483.8	(5,446.2)	6,854.8

Non-current liabilities:
Long term borrowings	-	16,182.1	5,114.7	15.3	5,130.0	16,197.4	-	21,312.1
Deferred tax liability	-	-	-	10,252.8	10,252.8	10,252.8	(199.0)	10,053.8
Long term intercompany loans payable	1,600.5	-	-	14,581.6	14,581.6	14,581.6	(16,182.1)	-
Other non-current liabilities	406.6	-	79.5	2,250.7	2,330.2	2,250.7	-	2,736.8
Total liabilities	6,648.0	17,956.1	5,370.5	32,810.2	38,180.7	50,766.3	(21,827.3)	40,957.5

Total equity	29,763.0	(15.1)	31,849.6	53,017.7	84,867.3	53,002.6	(84,852.2)	29,763.0

Total liabilities and equity	$36,411.0	$17,941.0	$37,220.1	$85,827.9	$123,048.0	$103,768.9	$(106,679.5)	$70,720.5

Condensed Consolidating Balance Sheet

(As of December 31, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

ASSETS
Current assets:
Cash and cash equivalents	$-	$-	$-	$135.5	$135.5	$135.5	$-	$135.5
Restricted cash	-	-	-	86.0	86.0	86.0	-	86.0
Accounts receivable, net	-	-	-	1,201.2	1,201.2	1,201.2	-	1,201.2
Inventories	-	-	-	635.4	635.4	635.4	-	635.4
Prepaid expenses and other current assets	1.9	9.6	-	185.9	185.9	195.5	-	197.4
Intercompany receivables	-	-	-	3,164.9	3,164.9	3,164.9	(3,164.9)	-
Total current assets	1.9	9.6	-	5,408.9	5,408.9	5,418.5	(3,164.9)	2,255.5

Non-current assets:
Investments	14,477.2	-	-	50.8	50.8	50.8	(14,477.2)	50.8
Property, plant and equipment, net	-	-	-	828.1	828.1	828.1	-	828.1
Goodwill	-	-	-	4,147.8	4,147.8	4,147.8	-	4,147.8
Intangible assets, net	-	-	-	9,173.3	9,173.3	9,173.3	-	9,173.3
Other non-current assets	5.3	8.3	-	140.7	140.7	149.0	-	154.3
Total assets	$14,484.4	$17.9	$-	$19,749.6	$19,749.6	$19,767.5	$(17,642.1)	$16,609.8

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10.0	$-	$-	$2,040.6	$2,040.6	$2,040.6	$-	$2,050.6
Short term borrowings	1,500.0	-	-	11.5	11.5	11.5	-	1,511.5
Intercompany payables	3,145.3	19.6	-	-	-	19.6	(3,164.9)	-
Other current liabilities	-	-	-	144.0	144.0	144.0	-	144.0
Total current liabilities	4,655.3	19.6	-	2,196.1	2,196.1	2,215.7	(3,164.9)	3,706.1

Non-current liabilities:
Long term borrowings	-	-	-	69.9	69.9	69.9	-	69.9
Deferred tax liability	-	-	-	2,205.9	2,205.9	2,205.9	-	2,205.9
Other non-current liabilities	-	-	-	798.8	798.8	798.8	-	798.8
Total liabilities	4,655.3	19.6	-	5,270.7	5,270.7	5,290.3	(3,164.9)	6,780.7

Total equity	9,829.1	(1.7)	-	14,478.9	14,478.9	14,477.2	(14,477.2)	9,829.1

Total liabilities and equity	$14,484.4	$17.9	$-	$19,749.6	$19,749.6	$19,767.5	$(17,642.1)	$16,609.8

Condensed Consolidating Statements of Operations

(for the 3 months ended June 30, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$2,322.1	$2,322.1	$2,322.1	$-	$2,322.1
Royalties & other revenues	-	-	-	107.0	107.0	107.0	-	107.0
Total revenues	-	-	-	2,429.1	2,429.1	2,429.1	-	2,429.1

Costs and expenses:
Cost of sales	-	-	5.6	772.5	778.1	772.5	-	778.1
Research and development	-	-	1.0	293.8	294.8	293.8	-	294.8
Selling, general and administrative	18.8	-	97.2	559.3	656.5	559.3	-	675.3
Integration and acquisition costs	-	-	114.9	248.1	363.0	248.1	-	363.0
Amortization of acquired intangibles	-	-	-	213.0	213.0	213.0	-	213.0
Other operating expenses	-	-	-	8.7	8.7	8.7	-	8.7
Total operating expenses	18.8	-	218.7	2,095.4	2,314.1	2,095.4	-	2,332.9

Operating income (loss) from continuing operations	(18.8)	-	(218.7)	333.7	115.0	333.7	-	96.2

Interest (expense)/income, net	(22.6)	1.6	(6.3)	(58.3)	(64.6)	(56.7)	-	(85.6)
Other income/(expense), net	1.2	-	7.7	(2.9)	4.8	(2.9)	-	6.0
Total other (expense)/income, net	(21.4)	1.6	1.4	(61.2)	(59.8)	(59.6)	-	(79.6)

(Loss)/income from continuing operations before income taxes and equity in (losses)/earnings of equity method investees	(40.2)	1.6	(217.3)	272.5	55.2	274.1	-	16.6

Income taxes	0.9	(0.4)	58.8	11.6	70.4	11.2	-	70.9
Equity in (losses)/income of equity method investees, net of taxes	(122.8)	-	(130.9)	(0.9)	(131.8)	(0.9)	253.7	(0.9)

(Loss)/income from continuing operations, net of taxes	(162.1)	1.2	(289.4)	283.2	(6.2)	284.4	253.7	86.6
Loss from discontinued operations, net of taxes[1]	-	-	-	(248.7)	(248.7)	(248.7)	-	(248.7)
Net (loss)/income	(162.1)	1.2	(289.4)	34.5	(254.9)	35.7	253.7	(162.1)

Comprehensive (loss)/income	$(388.5)	$1.2	$(475.6)	$(191.1)	$(666.7)	$(189.9)	$665.5	$(388.5)

Condensed Consolidating Statements of Operations

(for the 6 months ended June 30, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$3,949.4	$3,949.4	$3,949.4	$-	$3,949.4
Royalties & other revenues	-	-	-	189.0	189.0	189.0	-	189.0
Total revenues	-	-	-	4,138.4	4,138.4	4,138.4	-	4,138.4

Costs and expenses:
Cost of product sales	-	-	5.6	1,021.1	1,026.7	1,021.1	-	1,026.7
Research and development	-	-	1.0	510.9	511.9	510.9	-	511.9
Selling, general and administrative	35.8	-	97.2	1,017.2	1,114.4	1,017.2	-	1,150.2
Integration and acquisition costs	-	-	114.9	339.2	454.1	339.2	-	454.1
Amortization of acquired intangibles	-	-	-	347.6	347.6	347.6	-	347.6
Other operating expenses	-	-	-	7.8	7.8	7.8	-	7.8
Total operating expenses	35.8	-	218.7	3,243.8	3,462.5	3,243.8	-	3,498.3

Operating (loss)/income from continuing operations	(35.8)	-	(218.7)	894.6	675.9	894.6	-	640.1

Interest (expense)/income, net	(44.5)	(20.2)	(6.3)	(58.3)	(64.6)	(78.5)	-	(129.3)
Other income/(expense), net	0.9	-	7.7	(11.1)	(3.4)	(11.1)	-	(2.5)
Total other (expense)/income, net	(43.6)	(20.2)	1.4	(69.4)	(68.0)	(89.6)	-	(131.8)

(loss)/income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(79.4)	(20.2)	(217.3)	825.2	607.9	805.0	-	508.3

Income taxes	1.9	5.1	58.8	(77.0)	(18.2)	(71.9)	-	(11.2)
Equity in income/(losses) of equity method investees, net of taxes	334.4	-	(130.9)	(1.0)	(131.9)	(1.0)	(203.5)	(1.0)

Income/(loss) from continuing operations, net of taxes	256.9	(15.1)	(289.4)	747.2	457.8	732.1	(203.5)	496.1
Loss from discontinued operations, net of taxes[1]	-	-	-	(239.2)	(239.2)	(239.2)	-	(239.2)
Net income/(loss)	256.9	(15.1)	(289.4)	508.0	218.6	492.9	(203.5)	256.9

Comprehensive income/(loss)	$54.9	$(15.1)	$(475.6)	$305.9	$(169.7)	$290.8	$184.8	$54.9

Condensed Consolidating Statements of Operations

(for the 3 months ended June 30, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$1,476.2	$1,476.2	$1,476.2	$-	$1,476.2
Royalties & other revenues	-	-	-	81.4	81.4	81.4	-	81.4
Total revenues	-	-	-	1,557.6	1,557.6	1,557.6	-	1,557.6

Costs and expenses:
Cost of product sales	-	-	-	228.0	228.0	228.0	-	228.0
Research and development	-	-	-	775.9	775.9	775.9	-	775.9
Selling, general and administrative	7.4	-	-	488.2	488.2	488.2	0.4	496.0
Integration and acquisition costs	-	-	-	(212.4)	(212.4)	(212.4)	-	(212.4)
Amortization of acquired intangibles	-	-	-	131.3	131.3	131.3	-	131.3
Other operating expenses	-	-	-	6.2	6.2	6.2	-	6.2
Total operating expenses	7.4	-	-	1,417.2	1,417.2	1,417.2	0.4	1,425.0

Operating (loss)/income from continuing operations	(7.4)	-	-	140.4	140.4	140.4	(0.4)	132.6

Interest (expense)/income, net	(16.4)	-	-	5.7	5.7	5.7	-	(10.7)
Other expense, net	(0.2)	-	-	(1.8)	(1.8)	(1.8)	-	(2.0)
Total other (expense)/income, net	(16.6)	-	-	3.9	3.9	3.9	-	(12.7)

(Loss)/income from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(24.0)	-	-	144.3	144.3	144.3	(0.4)	119.9

Income taxes	0.8	-	-	43.3	43.3	43.3	-	44.1
Equity in income/(losses) of equity method investees, net of taxes	182.8	-	-	0.1	0.1	0.1	(182.8)	0.1

Income/(loss) from continuing operations, net of taxes	159.6	-	-	187.7	187.7	187.7	(183.2)	164.1
Loss from discontinued operations, net of taxes[1]	-	-	-	(4.5)	(4.5)	(4.5)	-	(4.5)
Net income/(loss)	159.6	-	-	183.2	183.2	183.2	(183.2)	159.6

Comprehensive income/(loss)	$208.4	$-	$-	$232.0	$232.0	$232.0	$(232.0)	$208.4

Condensed Consolidating Statements of Operations

(for the 6 months ended June 30, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

Revenues:
Product sales	$-	$-	$-	$2,899.4	$2,899.4	$2,899.4	$-	$2,899.4
Royalties & other revenues	-	-	-	146.6	146.6	146.6	-	146.6
Total revenues	-	-	-	3,046.0	3,046.0	3,046.0	-	3,046.0

Costs and expenses:
Cost of product sales	-	-	-	455.8	455.8	455.8	-	455.8
Research and development	-	-	-	969.6	969.6	969.6	-	969.6
Selling, general and administrative	12.8	-	-	900.8	900.8	900.8	0.7	914.3
Integration and acquisition costs	-	-	-	(136.7)	(136.7)	(136.7)	-	(136.7)
Amortization of acquired intangibles	-	-	-	219.6	219.6	219.6	-	219.6
Other operating expenses	-	-	-	16.2	16.2	16.2	-	16.2
Total operating expenses	12.8	-	-	2,425.3	2,425.3	2,425.3	0.7	2,438.8

Operating (loss)/income from continuing operations	(12.8)	-	-	620.7	620.7	620.7	(0.7)	607.2

Interest (expense)/income, net	(30.4)	-	-	12.1	12.1	12.1	-	(18.3)
Other income, net	1.2	-	-	1.1	1.1	1.1	-	2.3
Total other (expense)/income, net	(29.2)	-	-	13.2	13.2	13.2	-	(16.0)

(Loss)/ncome from continuing operations before income taxes and equity in earnings/(losses) of equity method investees	(42.0)	-	-	633.9	633.9	633.9	(0.7)	591.2

Income taxes	1.3	-	-	(14.6)	(14.6)	(14.6)	-	(13.3)
Equity in income/(losses) of equity method investees, net of taxes	610.7	-	-	(0.9)	(0.9)	(0.9)	(610.7)	(0.9)

Income/(loss) from continuing operations, net of taxes	570.0	-	-	618.4	618.4	618.4	(611.4)	577.0
Loss from discontinued operations, net of taxes[1]	-	-	-	(7.0)	(7.0)	(7.0)	-	(7.0)
Net income/(loss)	570.0	-	-	611.4	611.4	611.4	(611.4)	570.0

Comprehensive income/(loss)	$490.0	$-	$-	$531.4	$531.4	$531.4	$(531.4)	$490.0

Condensed Consolidating Statement of Cash Flows

(For the six months ended June 30, 2016)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in)/provided by operating activities	$(13.8)	$63.5	$1.6	$929.1	$930.7	$992.6	$-	$980.4

CASH FLOWS FROM INVESTING ACTIVITIES:
Transactions with subsidiaries	(1,900.0)	(17,922.0)	-	(2,576.6)	(2,576.6)	(20,498.6)	22,398.6	-
Movements in restricted cash	-	-	-	67.2	67.2	67.2	-	67.2
Purchases of businesses, net of cash acquired	-	-	-	(17,476.2)	(17,476.2)	(17,476.2)	-	(17,476.2)
Purchases of non-current investments and PP&E	-	-	(1.9)	(177.2)	(179.1)	(177.2)	-	(179.1)
Proceeds from sale of product rights	-	-	-	5.6	5.6	5.6	-	5.6
Other, net	-	-	-	(2.3)	(2.3)	(2.3)	-	(2.3)
Net cash (used in)/provided by investing activities	(1,900.0)	(17,922.0)	(1.9)	(20,159.5)	(20,161.4)	(38,081.5)	22,398.6	(17,584.8)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	905.0	17,990.0	-	-	-	17,990.0	-	18,895.0
Repayment of revolving line of credit, long term and short term borrowings	(1,500.0)	-	-	(0.3)	(0.3)	(0.3)	-	(1,500.3)
Proceeds from intercompany borrowings	2,523.2	-	53.4	19,822.0	19,875.4	19,822.0	(22,398.6)	-
Payment of dividend	(14.4)	-	-	(115.8)	(115.8)	(115.8)	-	(130.2)
Excess tax benefit associated with exercise of stock options	-	-	-	5.1	5.1	5.1	-	5.1
Debt issuance costs	-	(131.5)	-	19.2	19.2	(112.3)	-	(112.3)
Contingent consideration payments	-	-	-	(4.2)	(4.2)	(4.2)	-	(4.2)
Other, net	-	-	0.3	10.8	11.1	10.8	-	11.1
Net cash provided by/(used in) financing activities	1,913.8	17,858.5	53.7	19,736.8	19,790.5	37,595.3	(22,398.6)	17,164.2

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	(1.9)	(1.9)	(1.9)	-	(1.9)

Net increase in cash and cash equivalents	-	-	53.4	504.5	557.9	504.5	-	557.9
Cash and cash equivalents at beginning of period	-	-	-	135.5	135.5	135.5	-	135.5
Cash and cash equivalents at end of period	$-	$-	$53.4	$640.0	$693.4	$640.0	$-	$693.4

Condensed Consolidating Statement of Cash Flows

(For the six months ended June 30, 2015)	Shire plc (Parent Guarantor)	SAIIDAC (Subsidiary Issuer)	Baxalta Inc. (Subsidiary Issuer)	Non- Guarantor Non-Issuer Subsidiaries	Non- Guarantor Subsidiaries of SAIIDAC Notes	Non- Guarantor Subsidiaries of Baxalta Notes	Eliminations	Consolidated
(in millions)

CASH FLOWS FROM OPERATING ACTIVITIES

Net cash (used in)/provided by operating activities	$(85.0)	$-	$-	$1,098.9	$1,098.9	$1,098.9	$-	$1,013.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Net transactions with subsidiaries	(3,570.0)	-	-	(2,345.1)	(2,345.1)	(2,345.1)	5,915.1	-
Movements in restricted cash	-	-	-	(19.5)	(19.5)	(19.5)	-	(19.5)
Purchases of businesses, net of cash acquired	-	-	-	(5,249.2)	(5,249.2)	(5,249.2)	-	(5,249.2)
Purchases of non-current investments and PP&E	-	-	-	(44.7)	(44.7)	(44.7)	-	(44.7)
Proceeds from short-term investments	-	-	-	67.0	67.0	67.0	-	67.0
Proceeds from sale of product rights	-	-	-	8.8	8.8	8.8	-	8.8
Proceeds from disposal of non-current investments	-	-	-	4.4	4.4	4.4	-	4.4
Other, net	-	-	-	(0.9)	(0.9)	(0.9)	-	(0.9)
Net cash (used in)/provided by investing activities	(3,570.0)	-	-	(7,579.2)	(7,579.2)	(7,579.2)	5,915.1	(5,234.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving line of credit, long term and short term borrowings	2,850.0	-	-	75.6	75.6	75.6	-	2,925.6
Repayment of revolving line of credit, long term and short term borrowings	(1,530.0)	-	-	(0.9)	(0.9)	(0.9)	-	(1,530.9)
Net proceeds from intercompany borrowings	2,345.1			3,570.0	3,570.0	3,570.0	(5,915.1)	-
Payment of dividend	(5.6)	-	-	(104.6)	(104.6)	(104.6)	-	(110.2)
Excess tax benefit associated with exercise of stock options	-	-	-	27.0	27.0	27.0	-	27.0
Contingent consideration payments	-	-	-	(4.5)	(4.5)	(4.5)	-	(4.5)
Other, net	(4.5)	-	-	-	-	-	-	(4.5)
Net cash provided by/(used in) financing activities	3,655.0	-	-	3,562.6	3,562.6	3,562.6	(5,915.1)	1,302.5

Effect of foreign exchange rate changes on cash and cash equivalents	-	-	-	(0.7)	(0.7)	(0.7)		(0.7)

Net decrease in cash and cash equivalents	-	-	-	(2,918.4)	(2,918.4)	(2,918.4)	-	(2,918.4)
Cash and cash equivalents at beginning of period	-	-	-	2,982.4	2,982.4	2,982.4	-	2,982.4
Cash and cash equivalents at end of period	$-	$-	$-	$64.0	$64.0	$64.0	$-	$64.0